UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Global Crossing Limited

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May 19, 2010

Dear Shareholder:

The Board of Directors cordially invites you to attend the 2010 Annual General Meeting of Shareholders, which we will hold at 10:00 a.m., Eastern Daylight Time, on July 8, 2010 at Omni Berkshire Place, 21 East 52nd Street, New York, New York.

The Notice of the 2010 Annual General Meeting of Shareholders and related Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The annual report for the year ended December 31, 2009 is also enclosed.

It is important that your shares be represented at the Annual General Meeting, whether or not you plan to attend the meeting in person. Please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope to ensure that your shares will be represented at the meeting.

Thank you for your continued support.

LODEWIJK CHRISTIAAN VAN WACHEM

Chairman of the Board of Directors

Notice of 2010 Annual General Meeting of Shareholders

We will hold the 2010 Annual General Meeting of Shareholders (the “annual meeting”) of Global Crossing Limited (“Global Crossing”) at Omni Berkshire Place, 21 East 52nd Street, New York, New York, on July 8, 2010, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

To receive the report of the independent registered public accounting firm of Global Crossing and the financial statements for the year ended December 31, 2009 and to take action on the following proposals:

1.	To elect two members of the Board of Directors;

2.	To amend the 2003 Global Crossing Limited Stock Incentive Plan;

3.	To approve the Global Crossing Limited Senior Executive Short-Term Incentive Compensation Plan;

4.	To appoint Ernst & Young LLP as the independent registered public accounting firm of Global Crossing for the year ending December 31, 2010 and to authorize the Audit Committee to determine their remuneration; and

5.	To transact any other business that may properly come before the annual meeting and any adjournment or postponement of the meeting.

Only common and preferred shareholders of record at the close of business on May 10, 2010, which has been fixed as the record date for notice of the annual meeting, are entitled to receive this notice and to vote at the meeting.

It is important that your shares be represented at the annual meeting. Whether or not you expect to attend the meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided.

By order of the Board of Directors,

MITCHELL C. SUSSIS

Secretary, Senior Vice President & Deputy General Counsel

May 19, 2010

GLOBAL CROSSING LIMITED

2010 PROXY STATEMENT

PROXY STATEMENT

For

ANNUAL GENERAL MEETING OF SHAREHOLDERS

To be Held on July 8, 2010

GENERAL INFORMATION

The Board of Directors (the “Board” or “Board of Directors”) of Global Crossing Limited, a Bermuda company (“GCL”, “we”, “us” or the “Company”), is soliciting your proxy for use at the Annual General Meeting of Shareholders to be held on July 8, 2010 (the “annual meeting”). These proxy materials are being mailed to shareholders beginning on or about May 19, 2010.

Our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Our telephone number is 441-296-8600. You may visit us at our website located at www.globalcrossing.com.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on July 8, 2010

Our Proxy Statement and Annual Report on Form 10-K are available at

http://www.edocumentview.com/glbc

The following proxy materials are available for you to review at http://www.edocumentview.com/glbc:

•	our 2010 Proxy Statement;

•	the proxy card;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•	any amendments to the foregoing materials that are required to be furnished to shareholders.

Date, Time and Place

We will hold the annual meeting at Omni Berkshire Place, 21 East 52nd Street (at Madison Avenue), New York, New York, on July 8, 2010 at 10:00 a.m., Eastern Daylight Time, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

Common and preferred shareholders of record at the close of business on May 10, 2010 are eligible to vote at the annual meeting. As of May 10, 2010, we had outstanding 60,431,689 common shares, par value U.S. $0.01 per share, and 18,000,000 shares of 2.0% Cumulative Senior Convertible Preferred Shares (the “Senior Preferred Shares”), par value U.S. $0.10 per share. As of May 10, 2010, all of the Senior Preferred Shares and 29,351,431 common shares were held by a subsidiary of Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”), representing 60.4% of the shares eligible to vote at the Annual General Meeting. The Senior Preferred Shares are convertible into common shares on a one-for-one basis, subject to adjustment in certain circumstances.

Under our bye-laws and the certificate of designations for the Senior Preferred Shares, each common share and each Senior Preferred Share currently entitles the holder to one vote on all matters entitled to be voted on by holders of our common shares, with the Senior Preferred Shares and the common shares voting together as a single class. Each common share and each Senior Preferred Share will therefore be entitled to one vote on each proposal described in this proxy statement. Although the holders of the common shares and the Senior Preferred Shares also have certain separate class voting rights under Bermuda law, no separate class vote will take place at the 2010 annual meeting.

Quorum and Voting Requirements

The presence in person or by proxy of at least two shareholders entitled to vote and holding shares representing more than 50 percent of the votes of all outstanding common shares and Senior Preferred Shares will constitute a quorum at the annual meeting. Abstentions and broker “non-votes” are counted for purposes of establishing a quorum. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under applicable stock exchange rules, we believe that nominees will generally have discretionary voting power with respect to Proposal 4 set forth below but will generally not have discretionary voting power with respect to Proposals 1, 2 and 3 set forth below.

Approval of each of the proposals set out below requires the affirmative vote of at least a simple majority of the votes cast. Abstentions and broker “non-votes,” if any, will not affect the satisfaction of this requirement, although they will have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated. Approval of each of Proposals No. 2 and 3 additionally requires that a majority of the outstanding shares on May 10, 2010 actually cast votes on the matter. Abstentions and broker “non-votes”, if any, will have the practical effect of reducing the likelihood that this requirement will be satisfied.

How to Vote

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you are the shareholder of record, you may either vote in person at the meeting or by proxy. Shareholders of record can appoint a proxy to vote their shares in any one of the three following ways: over the internet; by telephone; or by completing, signing, dating and returning a proxy card. All common shares represented by a proxy properly delivered by the shareholder of record and received by our transfer agent, Computershare Trust Company, N.A. (“Computershare”), (1) by 2:00 a.m., Eastern Daylight Time, on July 8, 2010, if you are appointing a proxy to vote over the internet or by telephone, or (2) by 5:00 pm., Eastern Daylight Time, on July 7, 2010, if you are appointing a proxy to vote by returning a proxy card, will be voted as specified in the proxy, unless validly revoked as described below. If you return a proxy card by mail and do not specify your vote, your shares will be voted as recommended by the Board of Directors.

As an alternative to appointing a proxy, a shareholder that is a corporation may appoint any person to act as its representative by delivering written evidence of that appointment, which must be received at our principal executive offices not later than one hour before the time fixed for the beginning of the meeting. A representative so appointed may exercise the same powers, including voting rights, as the appointing corporation could exercise if it were an individual shareholder.

The Board of Directors is not currently aware of any business that will be brought before the annual meeting other than the proposals described in this proxy statement. If, however, other matters are properly brought before the annual meeting or any adjournment or postponement of the meeting, the persons appointed as proxies will have, unless the terms of their appointment otherwise provide, discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Revocation of Proxies

You may revoke your proxy or, in the case of a corporation, its authorization of a representative, before it is voted (1) by so notifying the Secretary of the Company in writing at the address of our principal executive offices not less than one hour before the time fixed for the beginning of the meeting; (2) by submitting a new proxy via the internet or by telephone to Computershare by 2:00 a.m., Eastern Daylight Time, July 8, 2010; (3) by signing and dating a new and different proxy card and mailing it to Computershare such that it is received by Computershare by 5:00 p.m., Eastern Daylight Time, July 7, 2010; or (4) by voting your shares in person or by an appointed agent or representative at the meeting. You cannot revoke your proxy merely by attending the annual meeting.

Proxy Solicitation

We will bear the costs of soliciting proxies from the holders of our common shares. Proxies will initially be solicited by us by mail, but directors, officers and selected other employees of the Company may also solicit proxies by personal interview, telephone, facsimile or e-mail. Directors, executive officers and any other employees who solicit proxies will not be specially compensated for those services, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. We have engaged Georgeson, Inc. to assist us in coordinating the mailing of proxy materials at an estimated fee of $2,000 plus disbursements. Computershare has agreed to assist us in connection with the tabulation of proxies.

2009 Audited Financial Statements

Under our bye-laws and Bermuda law, unless waived, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, we will present at the annual meeting consolidated financial statements for the fiscal year 2009, which have been audited by Ernst & Young LLP. Those financial statements are included in our 2009 Annual Report to Shareholders (the “Annual Report”), a copy of which is being delivered, or is otherwise made available, together with this proxy statement. Representatives of Ernst & Young LLP are expected to attend the annual meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire. No vote is required by shareholders with respect to our 2009 audited financial statements.

DIRECTORS AND EXECUTIVE OFFICERS

Our bye-laws provide that ST Telemedia and any of its subsidiaries that are shareholders of the Company from time to time (the “STT Shareholder Group”) will be able to appoint up to eight (8) directors to our Board based upon the STT Shareholder Group’s percentage ownership of our shares at any given time. Specifically, for so long as the STT Shareholder Group owns both Global Crossing common shares and Senior Preferred Shares representing in the aggregate the percentages set forth below of our outstanding common shares calculated on a fully diluted basis, the STT Shareholder Group will be entitled to appoint the numbers of Directors indicated below to our Board, holding office at any one time, each for a term of three years (which can be renewed).

Percentage of Fully Diluted Common Shares	Number of Director Designees
50% or more	8
Less than 50% but at least 35%	6
Less than 35% but at least 20%	4
At least 5% (or, if less, 50% of the aggregate number of common shares (calculated on an as-converted basis) acquired by the STT Shareholder Group on December 9, 2003)	2

If the share ownership percentage of the STT Shareholder Group at any time falls below one of the thresholds specified above, then the term of office of the number of Directors that the STT Shareholder Group is no longer entitled to appoint shall terminate at the following meeting of Shareholders (whether annual or special).

In addition, for so long as the STT Shareholder Group is entitled to appoint at least two Directors, a Director designated by the STT Shareholder Group shall serve as (i) Chairman of the Board, (ii) Chairman of the Audit Committee (to the extent permitted by applicable stock exchange rules), (iii) Chairman of the Compensation Committee, (iv) Chairman of the Executive Committee and (v) Chairman of the Nominating and Corporate Governance Committee.

In addition to the STT Shareholder Group’s Director designation rights above, the STT Shareholder Group may elect additional Directors due to its holdings of 60.4% of our outstanding share capital eligible to vote at the annual meeting.

In April 2010, the STT Shareholder Group reappointed eight of the Directors in accordance with our bye-laws. The remaining two Directors were elected at the annual meeting of shareholders in 2009 and are up for re-election this year. The Board believes that the Directors have valuable individual skills and experiences that were derived from a broad range of occupations and industries, providing both differing viewpoints among the Directors and familiarity with many diverse markets and subject matters. The experience, qualifications, attributes or skills that the Board believes particularly qualify each of the Directors to serve on the Board are indicated in the below biographies. In addition, all the Directors have significant experience in the oversight of public companies due to their service as directors of Global Crossing and other companies. The Board believes that these skills and experiences qualify each Director to serve on the Company’s Board.

The following table sets forth the names, ages and positions of our Directors, Executive Committee members and executive officers. Additional biographical information concerning these individuals is provided in the text following the table. The Directors’ committee assignments are also set forth below, with the committees further discussed below under “Board Meetings and Committees.”

Name	Age	Position
Lodewijk Christiaan van Wachem	78	Chairman of the Board of Directors [5]
Peter Seah Lim Huat	63	Vice Chairman of the Board of Directors [4]
E.C. “Pete” Aldridge, Jr.	71	Director [1,2,3]
Archie Clemins	66	Director [2,4]
Donald L. Cromer	74	Director [2,5]
Richard R. Erkeneff	74	Director [2,3]
Lee Theng Kiat	57	Director [1,4,5]
Charles Macaluso	66	Director [1,3]
Michael Rescoe	57	Director [3]
Robert J. Sachs	61	Director [4,5]
Steven T. Clontz	59	Member of Executive Committee
Jeremiah D. Lambert	75	Member of Executive Committee
John J. Legere	51	Chief Executive Officer [1]
Héctor R. Alonso	52	Managing Director—Latin America
Omar A. Altaji	47	Managing Director—Worldwide Carrier Services
Neil Barua	32	Managing Director—North America
David R. Carey	56	Chief Marketing Officer
Anthony D. Christie	49	Chief Information Officer/Chief Technology Officer
Daniel J. Enright	50	Executive Vice President, Global Operations
Edward Higase	43	Managing Director—EMEA
Robert A. Klug	42	Chief Accounting Officer
John A. Kritzmacher	49	Executive Vice President and Chief Financial Officer
John B. McShane	48	Executive Vice President and General Counsel
John R. Mulhearn, Jr.	59	Executive Vice President, Global Access Management
Laurinda Pang	40	Senior Vice President—Human Resources

[1]	Member, Executive Committee
[2]	Member, Government Security Committee
[3]	Member, Audit Committee
[4]	Member, Compensation Committee
[5]	Member, Nominating and Corporate Governance Committee

Director Nominees

The terms of the following two Directors will expire at the annual meeting, and they have been nominated for re-election by the Board of Directors for a one-year term expiring at the 2011 Annual General Meeting of Shareholders.

Charles Macaluso—Mr. Macaluso has served as a Director of Global Crossing since December 2003. He is a founding principal and the chief executive officer of Dorchester Capital Advisors (formerly East Ridge Consulting, Inc.), a management consulting and corporate advisory firm founded in 1996. From March 1996 to June 1998, Mr. Macaluso was a partner at Miller Associates, Inc., a company principally involved in corporate workouts. From 1989 to 1996, Mr. Macaluso was a partner at The Airlie Group, LLP, a fund specializing in leveraged buyout, mezzanine and equity investments. Mr. Macaluso currently serves as a member of the board of Lazy Days, RV, as the lead director of Darling International, as the chairman of the board of Wellman, Inc., Geo Specialty Chemical and Global Power Equipment Group, and as a member of the board and the audit committee of Pilgrim’s Pride Corporation. Mr. Macaluso’s deep experience with consulting and advisory firms gives him a unique perspective on strategic and organizational matters. He also has extensive knowledge of the capital markets and years of experience in financial analysis.

Michael Rescoe—Mr. Rescoe has served as a Director of Global Crossing since December 2003. He served as executive vice-president and chief financial officer of Travelport Ltd. (travel services), a privately held company, from November 2006 until October 2009. He served as executive vice president and chief financial officer of the Tennessee Valley Authority, a federal corporation that is the nation’s largest public power provider, from July 2003 until November 2006. Mr. Rescoe was a senior officer and the chief financial officer of 3Com Corporation, a global technology manufacturing company specializing in Internet connection technology for both voice and data applications, from April 2000 until November 2002. During 1999 and 2000, Mr. Rescoe was associated with Forstman Little, a leveraged buyout firm. Prior thereto, Mr. Rescoe was chief financial officer of PG&E Corporation, a power and natural gas energy holding company, from 1997. For over a dozen years prior to that Mr. Rescoe was a senior investment banker with Kidder, Peabody and a senior managing director of Bear Stearns specializing in strategy and structured financing. Mr. Rescoe’s strong financial background provides financial expertise to the Board, including a deep understanding of financial statements, corporate finance, accounting and capital markets. His leadership experience with technology companies also brings a valuable perspective to the issues we face as a telecommunications company.

Directors of the Company with Terms to Expire at the 2013 Annual General Meeting of Shareholders

Each of the following eight Directors was originally appointed by the STT Shareholder Group as a Director on December 9, 2003 for a three-year term, and subsequently was reappointed in 2007 for a second three-year term that was scheduled to expire at this annual meeting. The STT Shareholder Group has reappointed the eight Directors for an additional three-year term, expiring at the 2013 Annual General Meeting of Shareholders.

Lodewijk Christiaan van Wachem—Mr. van Wachem has served as a Director of Global Crossing since December 2003. He has been a member of the board of directors of ATCO (Canada) Ltd. (energy and logistics) since prior to 2005. He was chairman of the board of directors of Zurich Financial Services from 1993 through April 2005 and was chairman of the supervisory board of Royal Philips Electronics N.V. from 1993 through March 2005. He became a director of Royal Dutch Shell Group in 1977, president in 1982 and chairman of the committee of managing directors in 1985. He served in that capacity until 1992, when he was appointed chairman of the supervisory board of the Royal Dutch Petroleum Company, a position he held through July 2002. Until 2002 he also served on the supervisory boards of Akzo Nobel, BMW and Bayer, as well as on the board of directors of International Business Machines Corp. Through his extensive business experience in leading and serving as a board member for numerous large and complex organizations. Mr. van Wachem brings valuable management, corporate governance and compliance insights to his role as Chairman of the Board. His deep experience with multinational organizations also provides a useful international perspective to our global operations.

Peter Seah Lim Huat—Mr. Seah has served as vice chairman of the Board of Directors of Global Crossing since December 2003. Since January 2005 he has been a member of the Temasek Advisory Panel of Temasek Holdings (Private) Limited (investment company) and since November 2004 he has been a Deputy Chairman of the board of directors of STT Communications Ltd. From December 2001 until December 2004 he was president and chief executive officer of Singapore Technologies Pte Ltd (“ST”) and also a member of its board of directors. Before joining ST in December 2001, he was a banker for the prior 33 years, retiring as vice chairman & chief executive officer of Overseas Union Bank in September 2001. Mr. Seah has been chairman of Singapore Technologies Engineering Ltd since 2002. He also has served on the boards of CapitaLand Limited since 2001, StarHub Ltd (“StarHub”) and STATS ChipPAC Ltd. since 2002, Bank of China Limited since 2006 and LaSalle Foundation Limited since 2007. In addition, Mr. Seah has served on the boards of the DBS Bank Ltd and DBS Group Holdings Ltd since 2009. He also served on the boards of PT Indosat Tbk from 2002 to 2008, PT Bank International Indonesian Tbk from 2003 to 2007, Singapore Computer Systems Limited from 2005 to 2008, Siam Commercial Bank Public Company Limited from 1999 to 2009, Chartered Semiconductor Manufacturing Ltd from 2002 to 2009, Alliance Bank Malaysia Berhad from 2005 to 2010, SembCorp Industries Ltd from 1998 to 2010 and ST Telemedia from 2004 to 2010. Mr. Seah’s service as chief executive of Overseas Union Bank and ST provides him with valuable business, leadership and management experience. His many years of experience in banking give him important insights into our capital structure and the capital markets. Mr. Seah’s experience on the board of directors of many non-U.S. companies also enables him to bring a global perspective to the Board, including best practices gained from other countries.

E.C. “Pete” Aldridge, Jr.—Mr. Aldridge has served as a Director of Global Crossing since December 2003. He has served on the boards of Lockheed Martin Corporation (systems integrator, information technology) and Alion Science and Technology Corporation (technology) since prior to 2005. From May 2001 until May 2003, Mr. Aldridge served as Under Secretary of Defense for Acquisition, Technology, and Logistics. In this position, he was responsible for all matters relating to U.S. Department of Defense acquisition, research and development, advanced technology, international programs, and the industrial base. Prior to this appointment, Mr. Aldridge served as chief executive officer of Aerospace Corporation from March 1992 through May 2001; president of McDonnell Douglas Electronic Systems from December 1988 through March 1992; and Secretary of the Air Force from June 1986 through December 1988. Mr. Aldridge has also held numerous other senior positions within the Department of Defense. Mr. Aldridge’s experience in managing and leading large and complex technology-focused organizations makes him familiar with many of the issues we face as a multinational telecommunications company. The insights he gained from his years of government experience also benefit us as we expand our business with governmental departments and agencies. Mr. Aldridge holds a U.S. security clearance and has been approved by the U.S. Government as a member of the Government Security Committee in accordance with the Network Security Agreement (as described below under the heading “Board Meetings and Committees—Government Security Committee”).

Archie Clemins—Mr. Clemins has served as a Director of Global Crossing since December 2003. He has been, since January 2000, the owner and president of Caribou Technologies, Inc., an international consulting firm, and concentrates on the transition and integration of commercial technology to the government sectors, both in the United States and Asia. Since 2009, he has served as a Director of Cyalume Technology Holdings, Inc. In addition to serving on the boards of other technology, nonprofit and venture capital concerns, Mr. Clemins has been a Venture/Limited Partner with Highway 12 Ventures and the chairman and a member of the audit committee of Advanced Electron Beams, Inc., which focuses on low energy electron beam technology, since prior to 2005. As an officer of the United States Navy from 1966 through December 1999, Mr. Clemins’ active duty service included command of the attack submarine USS Pogy (SSN-647), Commander, U.S. Seventh Fleet, and Admiral and the 28th Commander of the U.S. Pacific Fleet. Mr. Clemins’s U.S. Navy leadership positions give him a unique perspective on organizational management and allow him to bring to the Board insights on economic, government and foreign policy issues. His experience with technology companies gives him great familiarity with many of the types of issues that we face in our business as a telecommunications company. Mr. Clemins holds a U.S. security clearance and has been approved by the U.S. Government as a member of the Government Security Committee in accordance with the Network Security Agreement.

Donald L. Cromer—Mr. Cromer has served as a Director of Global Crossing since December 2003. Lieutenant General Cromer’s military career in the Air Force spanned 32 years. He retired in 1991 as the Commander of Space Division, Los Angeles, California (the satellite, missile and launch vehicle acquisition center for the Air Force). Following his retirement he joined Hughes Space and Communications Company and served as president from 1993 to 1998. He was the chairman of the board of trustees for the Aerospace Corporation from 2006 to 2008 and has been a member of the Corporation of Draper Laboratory, Inc. (a not-for-profit laboratory for applied research, engineering development, education, and technology transfer) since prior to 2005. He also has served on the boards of the Universal Space Network and Vadium, Inc. since prior to 2005. In addition, he previously served on the board of Innovative Intelcom Industries since prior to 2005 until 2008. He is currently a consultant to the U.S. Department of Defense, the United States Air Force, Booz Allen Hamilton Inc. (a strategy and technology consulting firm) and the Institute for Defense Analysis. Mr. Cromer’s many years of service in the Air Force provide him with valuable government experience that benefits us as we expand our business in the government sector. His significant experience in managing and leading large and complex technology organizations also lends him insight into the issues that we face in our business. Mr. Cromer holds a U.S. security clearance and has been approved by the U.S. Government as a member of the Government Security Committee in accordance with the Network Security Agreement.

Richard R. Erkeneff—Mr. Erkeneff has served as a Director of Global Crossing since December 2003. He was, from October 1995 until August 2003, president and chief executive officer of United Industrial Corporation (“UIC”), a company focused on the design and production of defense, training, transportation and energy systems. Mr. Erkeneff also served as a director of UIC from October 1995 to May 2005. In addition, Mr. Erkeneff was chief executive officer of AAI Corporation (“AAI”), a wholly-owned subsidiary of UIC responsible for the design, manufacture, testing and support of advanced Tactical Unmanned Aerial Vehicles, from November 1993 until August 2003, and president of AAI from November 1993 to January 2003. Prior to joining AAI, Mr. Erkeneff held positions as senior vice president of the Aerospace Group at McDonnell Douglas Corporation, and president and executive vice president of McDonnell Douglas Electronics Systems Company. As a former chief executive officer, Mr. Erkeneff has extensive experience in strategic planning, operations, and management. He also possesses valuable financial experience as well as a deep understanding of the issues faced by technology companies. Mr. Erkeneff holds a U.S. security clearance and has been approved by the U.S. Government as a member of the Government Security Committee in accordance with the Network Security Agreement.

Lee Theng Kiat—Mr. Lee has served as a Director of Global Crossing since December 2003. He has been president and chief executive officer of ST Telemedia since 1994. He joined ST in 1985 and has held various senior ST positions including directorships in Legal and Strategic Business Development. In 1993, following ST’s decision to enter the telecommunications sector, Mr. Lee spearheaded the creation of ST Telemedia as a new business area for ST. Mr. Lee, a lawyer by training, began his career as an officer of the Singapore Legal Service, remaining with that entity for more than eight years. Mr. Lee also has served on the board of directors of several publicly listed companies including StarHub and TeleChoice International Limited since 1998 and other companies including eircom Limited and U Mobile Sdn Bhd since January 2010 and April 2010, respectively. In addition, he previously served on the boards of Equinix, Inc. from 2002 to 2005 and PT Indosat Tbk from 2002 to 2008. Mr. Lee brings to the Board extensive business, operating, legal and policy experience, and his leadership role at many non-U.S. companies brings an international perspective that adds diversity to the deliberations of the Board. His significant leadership experience in the telecommunications industry is particularly valuable to the Company.

Robert J. Sachs—Mr. Sachs has served as a Director of Global Crossing since December 2003. He has been a principal of Continental Consulting Group, LLC, a Boston, Massachusetts based consulting firm serving the cable television industry, since February 2005, having previously held that same position from January 1998 through July 1999. From August 1999 through February 2005, Mr. Sachs was president and chief executive officer of the National Cable & Telecommunications Association (NCTA), the principal trade association of the cable industry in the United States, representing cable television operators, program services, and equipment and service providers. Prior to co-founding Continental Consulting Group in 1998, Mr. Sachs served in various legal and executive capacities for Continental Cablevision, Inc. and its successor, MediaOne, for 18 years. Mr. Sachs has served as a director of StarHub since 2006, a Singapore cable television and mobile telephone company in which ST Telemedia holds a control position. Mr. Sachs also has served as a director of Big Band Networks, Inc. since 2006, a supplier of hardware and software technology to the cable and telephone industries. In addition, Mr. Sachs has served as a trustee of the Dana-Farber Cancer Institute since 1998, the Citi Performing Arts Center since 2005 and WGBH Educational Foundational since 2005 and a director of the National Coalition for Cancer Survivorship since 2002. Mr. Sachs brings valuable business, leadership and management experience to the Board. He also brings a strong legal and regulatory background and deep knowledge of the cable business, which is an important market within the overall telecommunications industry.

Executive Committee Members

Steven T. Clontz—Mr. Clontz has served as a member of the Executive Committee of Global Crossing since December 2003. Mr. Clontz has been Managing Director for North America and Europe of ST Telemedia since January 2010. He was chief executive officer of StarHub from 1999 to 2009, and has served as a director of StarHub since 1999. From December 1995 through December 1998, Mr. Clontz served as chief executive officer, president and a director of IPC Information Systems, based in New York City. Prior to that, Mr. Clontz worked at BellSouth International, joining in 1987 and holding senior executive positions of increasing responsibility, serving the last three years as president Asia-Pacific. Mr. Clontz has served as a director of InterDigital, Inc. since 1998 and Equinix since 2005. Mr. Clontz began his career as an engineer with Southern Bell in 1973.

Jeremiah D. Lambert—Mr. Lambert has served as a member of the Executive Committee of Global Crossing since December 2003 and served the Company’s predecessor as co-chairman of the Board, chaired its audit committee and special committee on accounting matters, and also served as a member of its compensation committee until December 2003. A Global Crossing director since April 2002, Mr. Lambert served as chairman of the board of directors of the Company’s former subsidiary, Asia Global Crossing, Ltd. (“Asia Global Crossing”), from September 2002 through March 2003. As a founder and partner of the Law Offices of Jeremiah D. Lambert, a Washington D.C. law firm, Mr. Lambert is a nationally known lawyer whose practice has focused on corporate clients in regulated industries, including those in the electricity, natural gas and telecom sectors. Mr. Lambert served as a senior partner in Shook, Hardy & Bacon L.L.P. from December 1997 until April 2002, when he withdrew to join the Company’s predecessor’s board of directors. Prior to that date, Mr. Lambert was the co-founder and chair of Peabody, Lambert & Meyers, P.C., a law firm in Washington, D.C. Mr. Lambert began his legal practice at Cravath, Swaine & Moore in New York City and is a frequent lecturer and author on legal topics.

John J. Legere—Mr. Legere has been chief executive officer of Global Crossing since October 2001 and has served as a member of the Executive Committee of the Board since December 2003. He also served as a director of the Company’s predecessor from October 2001 through December 2003. He served as president and chief executive officer of Asia Global Crossing from February 2000 until January 2002. Mr. Legere has two decades of experience in the telecommunications industry. Prior to joining Asia Global Crossing, he was senior vice president of Dell Computer Corporation and president for Dell’s operations in Europe, the Middle East and Africa from July 1999 until February 2000, and president, Asia-Pacific for Dell from June 1998 until June 1999. From April 1994 to November 1997, Mr. Legere was president and chief executive officer of AT&T Asia/Pacific and spent time also as head of AT&T Global Strategy and Business Development. From 1997 to 1998, he was president of worldwide outsourcing at AT&T Solutions.

Other Executive Officers of the Company

Héctor R. Alonso—Mr. Alonso has served as Managing Director—Latin America since May 2007, after Global Crossing’s acquisition of Impsat Fiber Networks, Inc. As managing director, Mr. Alonso oversees Global Crossing’s strategy and operations across Latin America. His responsibilities include leading the region in achieving its business goals and ensuring that Global Crossing’s newly expanded presence in Latin America is closely aligned with the global organization. Prior to the acquisition by Global Crossing, Mr. Alonso served as chief financial officer of Impsat, in which capacity he was responsible for finance, administration, planning, human resources and information management systems. Prior to becoming chief financial officer in June 2002, Mr. Alonso served as Impsat’s chief operating officer in Latin America and the U.S. and president of its Colombian operations. Prior to his tenure at Impsat, Mr. Alonso was managing director of Lime S.A., a waste management company in Colombia, and held other key positions in the Pescarmona group of companies.

Omar A. Altaji—Mr. Altaji was named Managing Director—Worldwide Carrier Services in May 2009, responsible for the overall leadership and strategic direction for the voice, data, and infrastructure services business globally. He was previously Executive Vice President and Global Head of Worldwide Carrier Services

from May 2008 until May 2009 and was also senior vice president of the Global Partner Program (GPP), managing and overseeing all aspects of the program since its inception. Mr. Altaji joined Global Crossing in 2000 as vice president, responsible for Latin America and Caribbean region carrier sales in Mexico, Central America, and the Caribbean.

Neil Barua—Mr. Barua was named Managing Director–North America in May 2009. As managing director, Mr. Barua oversees Global Crossing’s profitability and growth of Global Crossing’s North America region. He was previously Executive Vice President of North America Enterprise Sales and Collaboration Services from January 2009 until May 2009. Prior to that, he was chief administrative officer of Global Crossing from January 2007 until January 2009, leading the office of the chief executive officer and human resources department. Mr. Barua has previously served in many capacities at Global Crossing since 2000, including as a regional sales vice president from December 2005 through January 2007, vice president conferencing from November 2003 until December 2005 and general manager of conferencing from March 2003 through October 2003. Prior to joining Global Crossing, Mr. Barua was a New York City based investment banker at Merrill Lynch in the firm’s global telecommunications group. Mr. Barua holds a B.S. in economics and finance with a minor in political science from Stern School of Business at New York University.

David R. Carey—Mr. Carey has served as chief marketing officer of Global Crossing since January 2009, overseeing Global Crossing’s marketing organization globally, including development, positioning and management of products and services, pricing, strategic marketing and market development. He was most recently executive vice president, strategy and corporate development of Global Crossing from November 2003 until January 2009 and has been corporate ethics officer since June 2008. From March 2002 through November 2003, Mr. Carey served as executive vice president, enterprise sales, where he was responsible for overseeing all sales and marketing activities relating to our enterprise customers. From September 1999 through March 2002, Mr. Carey served in numerous capacities at Global Crossing, including senior vice president-operations planning from January 2002 through March 2002; senior vice president—network planning and development, from December 2000 through January 2002; senior vice president—business and network development from January 2000 through December 2000; and senior vice president—business development from September 1999 through January 2000. Before Global Crossing’s acquisition of Frontier Corporation (“Frontier”) in September 1999 (the “Frontier Acquisition”), Mr. Carey served as senior vice president, marketing and chief marketing officer for Frontier’s business lines from October 1997 through September 1999. Prior to that, Mr. Carey spent seven years in the energy industry, serving as president & chief executive officer of LG&E Natural Inc., and various executive positions at Louisville Gas and Electric Company, both subsidiaries of LG&E Energy Corp. based in Louisville, Kentucky. Mr. Carey began his career with AT&T. During his 15 years there, he held a wide range of executive positions in marketing, sales, operations and personnel.

Anthony D. Christie—Mr. Christie was named Chief Information Officer and Chief Technology Officer in May 2009. Mr. Christie is responsible for the development, implementation and operation of a global technology and IT strategy in collaboration with key Global Crossing stakeholders, customers and partners. He was previously managing director, Global Crossing UK from March 2007 and managing director, Europe from April 2007 until May 2009, respectively. Mr. Christie has served as executive vice president from November 2003 and was chief marketing officer of Global Crossing from November 2003 through March 2007. From February 2002 through November 2003, Mr. Christie served as senior vice president, global product management, having previously served as senior vice president, business integration and strategic planning from November 2001. Prior to joining Global Crossing, Mr. Christie was vice president, business development and strategic planning for Asia Global Crossing from March 2000 through October 2001. Prior to joining Asia Global Crossing, Mr. Christie was general manager and network vice president at AT&T Solutions from November 1999 through March 2000, having also held the position of Global Sales and Operations vice president in AT&T’s outsourcing division from June 1998 through November 1999. From June 1997 through June 1998, Mr. Christie was a Sloan Fellow at MIT. Prior thereto, Mr. Christie held positions in AT&T’s International Operations Division that included an assignment as the regional managing director for the Consumer Markets Division in Asia.

Daniel J. Enright—Mr. Enright has served as executive vice president, operations since June 2003. In this role, Mr. Enright is responsible for Global Crossing’s network planning, architecture, engineering, customer service and operations. Over the past eight years at various points in time, certain functional units have been part of global operations including information technology, service delivery and customer experience reengineering. Mr. Enright has also been executive champion of our company wide employee engagement initiative since 2005 and is a current member of our corporate development council and North America employee benefits committee. Mr. Enright has held other positions at Global Crossing, including senior vice president-global network engineering and operations from March 2002 through June 2003; vice president—global service operations from June 2001 through March 2002; vice president North America engineering and field operations from July 2000 through June 2001; and vice president-North America network and field operations from April 1999 through July 2000. Mr. Enright joined Global Crossing following the Frontier acquisition, where he had served since October 1996 as vice president for network operations and service provisioning. In that role, he led the network operations and service provisioning team during the deployment of Frontier’s nationwide fiber-optic network. Prior to Frontier, Mr. Enright held various engineering, operations, service and staff positions at Highland Telephone and Rochester Telephone.

Edward T. Higase—Mr. Higase was named Managing Director—EMEA in May 2009. As managing director, Mr. Higase oversees Global Crossing’s strategy and operations across the European, Middle Eastern and African regions. He was previously executive vice president and chief customer experience officer of Global Crossing from June 2008 until May 2009. He was also previously executive vice president, worldwide carrier services of Global Crossing from September 2004 to February 2008 and was executive vice president, carrier sales and marketing of Global Crossing from January 2002 to September 2004. Mr. Higase previously served as president, carrier services for Asia Global Crossing from August 2000 to December 2001. Prior to Asia Global Crossing, Mr. Higase was corporate director and general manager from November 1999 to August 2000 of the medium-size business Corporate Accounts Division for Dell Computer Corporation in Japan. Prior to this assignment, he served as corporate director, Dell Online for Asia Pacific from August 1998 to November 1999, where he led the growth of Internet-based transactions in the Asia Pacific Region. Mr. Higase began his career with AT&T in Japan. During his nine years with that company, he held a wide range of senior and executive positions in marketing, sales, and business management across AT&T’s business markets division, consumer markets division, outsourcing unit, and the international business unit.

Robert Klug—Mr. Klug has served as chief accounting officer of Global Crossing since December 2005. Previously, he held senior roles in the Company’s finance department including vice president, cost of access finance from June 2004 through December 2005, vice president, financial operations from September 2001 through June 2004, chief financial officer Americas from December 2000 through September 2001, chief financial officer, subsea operations from December 1998 through December 2000 and chief accounting officer from 1997 through December 1998. Prior to joining Global Crossing, Mr. Klug spent eight years as an auditor with PricewaterhouseCoopers.

John A. Kritzmacher—Mr. Kritzmacher has served as executive vice president and chief financial officer of Global Crossing since October 2008. Mr. Kritzmacher served as chief operating officer of the Services Business Group at Alcatel-Lucent from 2007 to September 2008. He was chief financial officer of Lucent Technologies Inc. from 2006 until the merger of Lucent Technologies with Alcatel SA, now known as Alcatel-Lucent. He served in various other capacities during his ten-year tenure at Lucent Technologies, including senior vice president and corporate controller from 2001 to 2005, vice president, Lucent Planning and Business Analysis from 2000 to 2001, vice president, finance and general manager, Switching Solutions Group from 1997 to 2000, and business planning director from 1996 to 1997. Mr. Kritzmacher began his career at AT&T Bell Laboratories and, later, AT&T Network Systems. He has served as a director of InterDigital, Inc. since June 2009.

John B. McShane—Mr. McShane has served as executive vice president and general counsel of Global Crossing since March 2002. Mr. McShane oversees and manages all of our legal matters. Mr. McShane also serves as the chairman of the board of directors of Global Crossing (UK) Telecommunications Ltd. Mr. McShane joined Global Crossing in February 1999 as our European assistant general counsel where he oversaw and managed legal affairs for the European region, including the build out of our PEC network. As assistant general counsel he also had responsibility for the oversight of worldwide sales and telecommunications network outsourcing transactions for Global Crossing’s Solutions business unit and major vendor supply agreements. Prior to joining Global Crossing, Mr. McShane spent twelve years at several international law firms, including positions as an associate at Simpson Thacher & Bartlett from 1987 through 1996 and as senior counsel at Shearman and Sterling, Cadwalader, Wickersham & Taft, and Brown & Wood, where his main focus was on representing major commercial banks, financial institutions and corporations in connection with a broad range of their corporate, commercial and financing activities.

John R. Mulhearn, Jr.—Mr. Mulhearn has served as executive vice president, global access management since June 2005, previously serving as senior vice president, global wholesale voice and access management from October 2004 through December 2006. He is accountable for securing agreements and managing the cost structure for all global long haul and local access (switched and special) capabilities in support of Global Crossing’s carrier and enterprise customer segments, as well as for network infrastructure requirements. Previously he served as senior vice president of global access management from May 2002 until September 2004, vice president, global access management from March 2002 until May 2002, vice president North America carrier relations from June 2001 through March 2002 and vice president operations from March 2000 through June 2001. Prior to joining Global Crossing, Mr. Mulhearn previously worked for 28 years at AT&T. During his tenure at AT&T, he held positions in sales, marketing, operations, regulatory, outsourcing and human resources. In 1993, he took an assignment in Canada to work for Unitel Communications Inc. (partially owned by AT&T) as senior vice president of sales and marketing. In that role, Mr. Mulhearn was responsible for government, national and regional commercial accounts.

Laurinda Y. Pang—Ms. Pang was named senior vice president—Human Resources in May 2009. She is responsible for the leadership of all aspects of the human resources program. She was previously vice president of Customer Experience Re-engineering from August 2007 until May 2009 and was vice president—Investor Relations from September 2004 to August 2007. In addition, she served as the CEO’s chief of staff and vice president of operations and has also held leadership roles of increasing responsibility in product management, sales and sales operations.

As noted above, Messrs. Legere, Christie and Higase were executive officers of Asia Global Crossing, which filed for bankruptcy protection in November 2002, prior to joining the Company. Mr. Legere was chief executive officer the Company’s predecessor when it filed for bankruptcy protection in January 2002. Mr. Alonso was chief financial officer of Impsat Fiber Networks, Inc. when it filed for bankruptcy protection in June 2002.

BOARD MEETINGS AND COMMITTEES

The Board and various Committees of the Board met numerous times during 2009. The Board held ten meetings, six of which were telephonic and four of which were “in-person.” The Audit Committee met 22 times, with 17 telephonic and five “in-person” meetings. The Compensation Committee met nine times, with four telephonic and five “in-person” meetings. The Government Security Committee met four times, all of which were “in-person” meetings. The Nominating and Corporate Governance Committee held one “in-person meeting” and the Executive Committee did not meet in 2009. All of our Directors attended at least 75% of the meetings of the Board and the Committees of which they are members.

We expect and require all of our Directors to attend our annual meeting of shareholders. Six of our Directors attended our 2009 annual shareholder meeting held on June 4, 2009.

We have adopted an ethics policy that applies to all of our Directors, officers (including the CEO and the CFO) and employees. The policy, together with the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Executive Committee and Government Security Committee, can be found on our website at www.globalcrossing.com, or can be mailed to shareholders upon written request to our Secretary at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. If a waiver of our ethics policy is granted to any of our Directors or executive officers, such waiver will be posted on our website within five days of that waiver being granted.

Director Independence. In light of the STT Shareholder Group’s majority ownership of the voting power for the election of directors as set forth in this proxy statement under the heading “Security Ownership—Certain Beneficial Owners,” we are a “controlled company” as defined in the NASDAQ rules. As such, we are not required to comply with NASDAQ rules that require listed companies to have a majority of independent directors or nominating and compensation committees composed entirely of independent directors or to have written charters for certain committees addressing specified matters. At such time as we are no longer a “controlled company,” if ever, we will amend our committee charters, if necessary, and change the composition of our committees to ensure compliance with these NASDAQ requirements. As mentioned above, we do have charters for each of our committees, and the Board has determined that each of our Audit Committee members (Messrs. Rescoe, Aldridge, Erkeneff and Macaluso) satisfies the independence requirements of the NASDAQ rules.

The five standing committees of the Board are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Government Security Committee. These committees are described in the following paragraphs.

Audit Committee

The Audit Committee consists of Messrs. Rescoe (chairman), Aldridge, Erkeneff and Macaluso, all of whom satisfy the independence and other qualification requirements of the NASDAQ rules. The Board has determined that Mr. Rescoe, the committee’s chairman, is an “audit committee financial expert” as defined in applicable Securities and Exchange Commission (the “Commission”) rules. The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility for the integrity of the Company’s financial reports. To carry out this purpose, the Audit Committee oversees: (A) management’s conduct of the Company’s financial reporting process, including the integrity of the financial statements and other financial information provided by the Company to governmental and regulatory bodies, to shareholders and other security holders, or to other users of such information, (B) the Company’s compliance with legal and regulatory requirements that may have a material impact on the Company’s financial statements, (C) the appointment, qualifications (including independence), compensation and performance of the Company’s independent registered public accounting firm and the quality of the annual independent audit of the Company’s financial statements, (D) the performance of the Company’s internal audit function and management’s establishment and application of the Company’s systems of internal accounting and financial controls and disclosure controls, and (E) the adequacy of and adherence to (including any waivers granted to executive officers from adherence to) the Company’s code of business conduct and ethics, and such other matters as are incidental thereto. The Audit Committee also carries out other functions from time to time as assigned to it by the Board.

In carrying out its purpose, the goal of the Audit Committee is to serve as an independent and objective monitor of the Company’s financial reporting process and internal control systems, including the activities of the Company’s independent registered public accounting firm and internal audit function, and to provide an open avenue of communication with the Board for, and among, the independent registered public accounting firm, internal audit operations and financial and executive management.

Report of the Audit Committee

Management is responsible for the preparation of the Company’s financial statements and the independent registered public accounting firm is responsible for examining those statements. In connection with the preparation of the December 31, 2009 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (as the same may be amended or supplemented); and (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended, and the Board of Directors approved, that the Company’s audited consolidated financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Commission. The Audit Committee also selected Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to the rights of the shareholders under Bermuda law to appoint the auditors at the annual meeting.

THE AUDIT COMMITTEE

Michael Rescoe, Chairman

E.C. “Pete” Aldridge, Jr.

Richard R. Erkeneff

Charles Macaluso

Principal Accounting Firm Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2009 and 2008 by our present principal independent registered public accounting firm, Ernst & Young LLP:

	2009	2008
Audit Fees	$5,362,000	$7,363,000
Audit Related Fees	173,000	156,000
Tax Fees	285,000	353,000

Total	$5,820,000	$7,872,000

Pursuant to paragraph (c)(7)(i)(B) of Rule 2-01 of Commission Regulation S-X, the Audit Committee has adopted a pre-approval policy pursuant to which the committee delegated to its chairman the authority to approve in advance audit or non-audit services to be performed by the Company’s independent registered public accounting firm. The chairman and management are required to report any such pre-approval decision to the Audit Committee at its next scheduled meeting.

Compensation Committee

The Compensation Committee consists of Messrs. Seah (chairman), Clemins, Lee and Sachs. The primary purpose of the Compensation Committee is to discharge certain responsibilities of the Board related to the compensation of the Company’s “key employees” (as defined by the committee) and related matters. In fulfilling this purpose, the Compensation Committee performs the following functions:

•	Establishes the overall compensation philosophy and policies of the Company, subject to concurrence by the Board.

•	Annually reviews peer company market data to assess the Company’s competitive position for each significant component of key employee compensation.

•

Approves corporate goals and objectives relevant to compensation for all key employees other than the CEO and the executive vice presidents (“EVPs”), and recommends those goals and objectives for approval by the Board with respect to the CEO and the EVPs; provided that the Compensation Committee itself approves goals and objectives for awards intended to qualify for an exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Performance-Based Executive Compensation”).

•

Based on an evaluation of the key employees’ performance against those corporate goals and objectives, (i) approves the compensation level for each key employee other than the CEO and the EVPs and (ii) recommends to the Board the compensation level for the CEO and the EVPs; provided that the Compensation Committee itself determines all Performance-Based Executive Compensation.

•

Administers awards and compensation programs and plans intended to qualify as Performance-Based Executive Compensation, including determining performance measures and goals; setting thresholds, targets, and maximum awards; reviewing performance compared to goals; and certifying goal attainment and approving incentive payments.

•

Reviews the key employee compensation programs and equity-based compensation plans to determine whether they are properly coordinated and achieving their intended purposes and makes or recommends any appropriate modifications, including the establishment of new such programs.

•	Grants awards of shares or share options pursuant to the Company’s equity-based plans.

•	Considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile.

The Compensation Committee may form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of members of the Compensation Committee (provided that responsibilities in respect of the administration of the Company’s employee benefit plans may be delegated to a subcommittee including or consisting of management personnel) and includes a member who is also a member of the Security Committee, unless the issues addressed by such subcommittee in no respect address or affect the obligations of the Company under the Network Security Agreement (as described below), in which case such subcommittee need not include a member who is also a member of the Security Committee.

We review annually the overall compensation philosophy and policies for executive officers. Management assists the Compensation Committee in their oversight of the compensation of the key employees. The CEO works with the Human Resources Department and Hewitt Associates, the outside compensation advisor of the Compensation Committee, to make recommendations on each key employee’s compensation (excluding his own). The Compensation Committee has sole authority to retain or terminate the outside advisor to assist with compensation matters. The Compensation Committee’s instructions to Hewitt included the following:

•	Provide competitive market data as a reference for the Committee to consider executive compensation actions;

•	Advise the Compensation Committee on executive compensation matters that align with long-term business strategies and shareholder interests;

•	Apprise the Compensation Committee of trends and best practices associated with executive compensation; and

•	Attend Compensation Committee meetings as scheduled throughout the year, as the Compensation Committee deems appropriate.

In 2009, Hewitt participated in all scheduled Compensation Committee meetings, provided reports on competitive market compensation information, provided comment on considered compensation actions, and assisted in the design of various program enhancements.

After reviewing the recommendations made to the Compensation Committee and consulting with the outside advisor, the Committee makes its final recommendations to the Board regarding compensation of all executive vice presidents and the CEO.

Risks Related to Compensation Policies

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. The Compensation Committee, which is comprised entirely of non-management directors, seeks to avoid compensation arrangements that could encourage inappropriate or excessive risk taking. We believe that our compensation program makes a balanced use of short-term cash compensation with long-term, share based compensation that is intended to correlate with increases in long-term shareholder value. Although each non-sales employee is eligible to receive a cash bonus under our annual incentive program, the payment of a bonus under the program is entirely at the discretion of the Compensation Committee and Board. This discretion gives these bodies an opportunity to avoid rewarding inappropriate behavior or excessive risk-taking after taking into account the overall context of our results during the year and our financial position at the time of payout. In addition, the approximately three-year vesting schedule for our RSUs serves as an incentive for our Named Executive Officers and other recipients of these awards to remain with us and to focus their efforts on all elements of our performance that influence long-term common share price appreciation. We believe that these vesting requirements encourage our executives and other participants in our long-term incentive program to maintain a long-term perspective and avoid short-term actions that are to our long-term detriment. Long-term incentive grants are made at a meeting that is scheduled well in advance as part of the Compensation Committee’s annual calendar. Based on our review of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

Messrs. Seah, Clemins, Lee and Sachs serve on the Compensation Committee of the Board of Directors. None of these individuals had any relationships with the Company requiring disclosure under Commission rules. Mr. Seah is a member of the Temasek Advisory Panel of Temasek Holdings (Private) Limited and a member of the Board of Directors of STT Communications Ltd, a wholly owned subsidiary of ST Telemedia. Mr. Lee is president and chief executive officer of ST Telemedia. Temasek Holdings, ST Telemedia and STT Communications Ltd are all indirect parent entities of the Company. Mr. Sachs is a director of StarHub, a Singapore cable television and mobile telephone company in which ST Telemedia holds a control position. See “Certain Relationships and Related Transactions—Commercial Relationships Between the Company and ST Telemedia” for a description of certain relationships between the Company and ST Telemedia.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists of Messrs. van Wachem (chairman), Cromer, Lee and Sachs. The Nominating Committee assists the Board in fulfilling its responsibility to the shareholders by (i) identifying individuals qualified to serve as directors and recommending that the Board support the selection of the nominees for all directorships, whether such directorships are filled by the Board or the shareholders, (ii) developing and recommending to the Board a set of corporate governance guidelines and principles and (iii) reviewing, on a periodic basis, the overall corporate governance of the Company and recommending improvements when necessary. Our corporate governance guidelines can be found on our website at www.globalcrossing.com or can be mailed to shareholders upon written request to our Secretary at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda.

The Nominating Committee has the direct responsibility for the appointment, termination, compensation and oversight of search firms and recruitment consultants, if any, retained by the Company to identify and recruit new members of the Board. The Nominating Committee establishes the standards and process for the selection of individuals to serve on the Board consistent with the terms of the Network Security Agreement (as described below) and the Company’s bye-laws. The Nominating Committee may consider all factors it deems relevant, including sound judgment, business specialization, technical skills, diversity and the extent to which the candidate would fill a present need on the Board. Subject to the designation rights in the Company’s bye-laws, the Nominating Committee reviews each current member of the Board and determines or recommends to the full Board, whether such director should stand for re-election.

Although the Nominating and Corporate Governance Committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the Board. The Committee’s evaluation of Director nominees takes into account their ability to contribute to the diversity of background, experience, skills and perspectives represented on the Board, with the objective of assembling a group that can best drive the success of the business and represent shareholder interests.

Executive Committee

The Executive Committee consists of Messrs. Lee (chairman), Aldridge, Clontz, Lambert, Legere, and Macaluso. The Executive Committee has the power to exercise all the powers of the Board when exigencies or practical considerations prevent the convening of the full Board in a timely manner, subject to such limitations as the Board and/or applicable law may from time to time impose. In addition, the Committee may meet to review and discuss the strategic direction of and major developments at the Company, and may advise and make recommendations to management and the Board relating to such matters.

Government Security Committee

The Government Security Committee (the “Security Committee”) consists of Messrs. Aldridge (chairman), Cromer, Clemins and Erkeneff. The Security Committee discharges those responsibilities related to the security of the Company’s domestic United States operations as are required of the Security Committee or its individual members pursuant to the terms of the Network Security Agreement, dated as of September 24, 2003, as amended by Amendment 1 to the Network Security Agreement, dated as of February 1, 2007 (as amended, the “Network Security Agreement”), among the Company, ST Telemedia, the Federal Bureau of Investigation, the United States Department of Justice, the Department of Defense, and the Department of Homeland Security. The Network Security Agreement and Amendment 1 thereto, a copy of which is included as an exhibit to our 2002 annual report on Form 10-K and our 2007 annual report on Form 10-K, respectively, establishes processes and procedures to ensure the security of our U.S. network assets, which include transmission and routing equipment, switches and associated operational support systems and personnel (referred to in the Network Security Agreement as the “Domestic Communications Infrastructure”). The Committee is comprised solely of Directors who are U.S. citizens who, if not already in possession of U.S. security clearances, must apply for U.S. security clearances pursuant to Executive Order 12968 immediately upon their appointment to the Security Committee.

Board Leadership Structure

It is the policy of the Board that the position of Chairman of the Board not be held by a member of Company management, except in unusual circumstances. The Board believes that shareholders are best served by separating the roles of the Chairman of the Board and the chief executive officer. The Board believes that this allows the chief executive officer of the Company to focus his time and effort on effectively running the Company and leading his management team while the Chairman can focus on leading the Directors in providing independent oversight of management goals and performance.

Board Role in Risk Oversight

Our Board has the overall responsibility of overseeing the risk management efforts of the Company as carried out by our management. Under its charter, the Audit Committee is charged with the responsibility to oversee and review certain aspects of the management of our major financial risk exposures, including, among other things, overseeing management’s conduct of the Company’s financial reporting process, the Company’s compliance with legal and regulatory requirements that may have a material impact on the Company’s financial statements, and the performance of the Company’s internal audit function and management’s establishment and application of the Company’s systems of internal accounting and financial controls and disclosure controls. As part of its oversight of the Company’s executive compensation program, the Compensation Committee overseas the management of the risks associated with the Company’s compensation programs. See the section entitled “Risks Related to Compensation Policies” on page 16. The Security Committee overseas the management of the risks related to the security of the Company’s domestic U.S. operations, as is required of the Security Committee or its individual members pursuant to the terms of the Network Security Agreement.

While the Board and its committees oversee the Company’s overall risk management, our management is responsible for the day-to-day risk management processes. Management reports to the Board and the Audit Committee on a regular basis regarding any material risks and the proposed response to managing those risks. Each functional area within the Company, including, among others, legal, tax, finance and operations, has day-to-day responsibility for the management of risks that arise in their respective areas of responsibility. In addition, our Internal Audit department performs annual risk assessments to define the scope of the evaluation of the effectiveness of our internal control over financial reporting, as required by the Sarbanes-Oxley Act of 2004, and the annual audit plan that is approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and approval of related person transactions

We review all transactions in which the Company participates and in which our Directors and executive officers or their immediate family members or beneficial owners of more than 5% of any class of our voting securities are participants to determine whether such persons have a direct or indirect material interest. As required under Commission rules, such transactions where the amount involved $120,000 are disclosed in our proxy statement. In addition, as required by the Audit Committee Charter, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. Under our bye-laws, a Director generally may not vote on any matter in which he has any material interest, although he may be counted in the quorum at the related meeting.

Commercial and other relationships between the Company and ST Telemedia

During this past year, we provided approximately $300,000 of telecommunications services to subsidiaries and affiliates of ST Telemedia. Further, during this past year we received approximately $5,200,000 of co-location services from affiliates of ST Telemedia. We also purchased $700,000 of capital equipment from an affiliate of ST Telemedia. Additionally, during this past year, we accrued dividends of $3,600,000 related to the Senior Preferred Shares held by a subsidiary of ST Telemedia.

ST Telemedia may cause us to register sales of its common shares, Senior Preferred Shares and all common shares or other securities which may be acquired upon the conversion of the Senior Preferred Shares, at any time.

Messrs. Lee, Seah, and Sachs, who are members of our Board of Directors, and Mr. Clontz, who is a member of our Executive Committee, are directors and officers of certain entities within the STT Shareholder Group. For further details, please see their individual biographies in the section entitled “Directors and Executive Officers”.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board consists of ten members, all of whom assumed their positions as directors and committee members on December 9, 2003. Eight members were appointed by STT Crossing Ltd., our majority shareholder (“STT Crossing”), which is a member of the STT Shareholder Group. Each Director appointed by the STT Shareholder Group has a term of three years unless earlier removed by the STT Shareholder Group. The three-year term of the STT Shareholder Group Directors was scheduled to expire at this annual meeting and the STT Shareholder Group has reappointed the eight Directors for an additional three-year term expiring at the 2013 Annual General Meeting of Shareholders. The terms of the remaining two Directors, Charles Macaluso and Michael Rescoe, are scheduled to expire at this year’s annual meeting, and they have been nominated by the Board of Directors for re-election for a one-year term expiring at the 2011 Annual General Meeting of Shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE

RE-ELECTION AS DIRECTORS OF THE NOMINEES LISTED ABOVE.

Except where otherwise instructed, proxies will be voted for election of each of the nominees. Should either nominee be unwilling or unable to serve as a Director, which is not anticipated, it is intended that the persons acting under the proxy will vote for the election of another person designated by the Board.

PROPOSAL NO. 2

AMENDMENT OF 2003 GLOBAL CROSSING LIMITED STOCK INCENTIVE PLAN

On December 8, 2003, Global Crossing Ltd. our predecessor, approved the 2003 Global Crossing Limited Stock Incentive Plan (the “2003 Plan” or “Plan”) and set aside 3,478,261 of our common shares available for issuance thereunder. On April 7, 2004, our Board of Directors approved an amendment to the Plan, which was approved by our Shareholders on December 15, 2004, increasing the shares available for issuance thereunder to 4,878,261. On April 22, 2005, our Board of Directors approved an amendment to the Plan, which was approved by our Shareholders on June 14, 2005, increasing the shares available for issuance thereunder to 8,378,261. On April 12, 2007, our Board of Directors approved an amendment to the Plan, which was approved by our Shareholders on June 12, 2007, increasing the shares available for issuance thereunder to 11,378,261. On October 16, 2008, our Board of Directors approved an amendment to the Plan, which was approved by our Shareholders on December 10, 2008, increasing the shares available for issuance thereunder to 19,378,261. On February 5, 2009, our Board of Directors approved an amendment to the Plan to provide that any shares withheld upon the vesting or exercise of an award granted under the Plan in order to satisfy tax withholding obligations will be deemed to have never been issued for purposes of the Plan and will be fully available for future awards under the Plan. The effective date of such amendment is January 1, 2009, subject to Shareholder approval. The Board of Directors is now asking shareholders to approve this latter amendment to the Plan.

Below is a summary of certain important features of the 2003 Plan, as amended. This summary is qualified in its entirety by reference to the full text of the 2003 Plan, as amended, a copy of which is included as Annex A hereto.

Awards

Kinds of awards that can be granted under the Plan. The 2003 Plan provides incentives through the granting of (i) stock options (“Options”), (ii) stock appreciation rights (“Stock Appreciation Rights”) or (iii) other stock-based awards, including, without limitation, restricted share units (“RSUs”) (Options, Stock Appreciation Rights, RSUs and other stock-based awards are referred to, collectively, as “Awards”).

Eligible participants. Any common law employee of ours or of any of our subsidiaries, any member of our Board of Directors or the board of directors of any of our subsidiaries, or any consultant who performs bona fide services for us or for any of our subsidiaries is eligible to participate in the 2003 Plan if selected by the Compensation Committee (a “Participant”).

Shares available for Awards under the Plan. The 2003 Plan currently allows us to issue up to 19,378,261 common shares (“Shares”), par value $0.01 per share. Through March 31, 2010, Options to purchase an aggregate of 2,791,926 Shares and 18,116,437 RSUs (assuming a payout of performance-based RSUs at 100% of target), together representing an aggregate of 20,908,363 Shares have already been granted under the 2003 Plan. Together, the aggregate number of Options and RSUs granted through March 31, 2010, net of Shares returned to the 2003 Plan due to the termination of Awards, account for 17,495,828 of the 19,378,261 available Shares issuable under the 2003 Plan, leaving a balance of 1,882,433 Shares available for future Awards before giving effect to the proposed amendment. The issuance of Shares or the payment of cash upon the exercise of an Award reduces the total number of Shares available under the 2003 Plan. Shares which are subject to Awards which terminate will again be available for grant under the 2003 Plan. Shares subject to Awards may consist, in whole or in part, of unissued Shares or treasury Shares.

If the proposal to amend the 2003 Plan is approved by the Shareholders, Shares withheld upon the vesting or exercise of Awards after January 1, 2009 in order to satisfy tax withholding obligations will be deemed to have never been issued for purposes of the 2003 Plan and will be fully available for future Awards under the Plan. Since 1,785,352 Shares have been so withheld from January 1, 2009 through the date hereof, the proposed amendment will have the immediate practical effect of increasing the number of Shares available for future Awards from 1,882,433 Shares to 3,667,785 Shares. In addition, Shares withheld in connection with future vesting and exercise events will further replenish the pool of Shares available under the 2003 Plan. Although it is impossible to predict the precise effect of the proposed amendment on future Share availability, the weighted average withholding rate on Awards that vested or were exercised during 2009 was approximately 35%.

Restrictions on the number of Awards an individual Participant may receive. The maximum number of Shares for which Options and Stock Appreciation Rights may be granted during a calendar year to any Participant is 1,000,000. The maximum number of Shares for which Other Stock-Based Awards (as described below) intended to be deductible by us under Section 162(m) of the Internal Revenue Code (the “Code”) that may be granted to any Participant during a calendar year is 500,000 (or $10,000,000 if the amount is not expressed in Shares).

Options

Types of Options available for grant under the Plan. An Option is a right to purchase Shares at a future date at a preestablished price. Options granted under the 2003 Plan may be, as determined by the Compensation Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the 2003 Plan and to such other terms and conditions as the Compensation Committee shall determine. The Option price per Share (“Option Price”) shall be determined by the Compensation Committee, but shall not be less than 100% of the fair market value of the Shares on the date an Option is granted.

When Options become exercisable. Options granted under the 2003 Plan are exercisable at such time and upon such terms and conditions as may be determined by the Compensation Committee, but in no event will an Option be exercisable more than ten years after the date it is granted. The vesting schedule for the Options and the other terms and conditions of exercise will be provided in a related Award agreement or in a notice of grant.

How Participants exercise Options. Except as otherwise provided in the 2003 Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. The exercise date of an Option shall be the later of the date a notice of exercise is received by us and, if applicable, the date payment is received by us.

The purchase price for the Shares as to which an Option is exercised is payable to us in full at the time of exercise in cash. If the applicable Award agreement permits, the exercise price may also be paid, at the election of the Participant and subject to such requirements as may be imposed by the Compensation Committee, in Shares having a fair market value equal to the aggregate Option Price for the Shares being purchased (including Shares underlying the Option being exercised); partly in cash and partly in such Shares; or through the delivery of irrevocable instructions to a broker to deliver promptly to us an amount equal to the aggregate Option Price for the Shares being purchased.

Dividend or other stockholder rights with respect to Shares underlying Options. A Participant shall not have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Compensation Committee pursuant to the 2003 Plan. If and to the extent permitted by the Compensation Committee in the future, a Participant may elect to defer receipt of the Shares in respect of which an Option is exercised pursuant to any deferred compensation plan of the Company which contemplates such deferral, subject to compliance with Section 409A of the Code, which places substantial limitations on deferred compensation plans, as described in greater detail below under the heading “Taxes—Section 409A.”

Special requirements applicable to ISOs. An incentive stock option, or “ISO,” is an option that meets certain requirements for favorable tax treatment provided by Section 422 of the Code. This favorable treatment and related requirements are described in greater detail below under the heading “Taxes—ISOs.” No ISO may be granted to any Participant who, at the time of grant, owns more than ten percent of the total combined voting power of all classes of our stock or of any of our subsidiaries, unless (1) the Option Price for such ISO is at least 110% of the fair market value of a Share on the date the ISO is granted, and (2) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (1) within two years after the date of grant of such ISO, or (2) within one year after the transfer of Shares underlying the ISO to the Participant, must notify the Company of such disposition and of the amount realized upon such disposition.

Stock Appreciation Rights

Description of Stock Appreciation Rights. A Stock Appreciation Right is a right to receive payment for each Share subject to the Stock Appreciation Right in an amount equal to the excess of that Share’s fair market value on the date of exercise over the exercise price per Share. Under the 2003 Plan, a Stock Appreciation Right may be granted independent of an Option or in conjunction with an Option (or a portion thereof). A Stock Appreciation Right granted in conjunction with an Option:

•	may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option,

•	shall cover the same Shares covered by an Option (or such lesser number of Shares as the Compensation Committee may determine), and

•

shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by the 2003 Plan (or such additional limitations as may be included in an Award agreement).

Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (1) the excess of (A) the fair market value on the exercise date of one Share over (B) the exercise price per Share, times (2) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to us the unexercised Option, or the related portion thereof, and to receive from us in exchange therefor an amount equal to (1) the excess of (A) the fair market value on the exercise date of one Share over (B) the Option Price per Share, times (2) the number of Shares covered by the Option, or portion thereof, which is surrendered.

Exercise price of Stock Appreciation Rights. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Compensation Committee but in no event shall such amount be less than the greater of: the fair market value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option, and an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges.

Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be exercised from time to time upon actual receipt by us of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by us shall be the exercise date of the Stock Appreciation Right.

Form of payment. Payment for Stock Appreciation Rights shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at their fair market value), all as shall be determined by the Compensation Committee. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Compensation Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

Limitations on the grant of Stock Appreciation Rights. The Compensation Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit. We do not expect to award Stock Appreciation Rights payable in cash to any Participant. Any Stock Appreciation Right awarded pursuant to the 2003 Plan will be subject to the conditions specified in the Internal Revenue Service (“IRS”) guidance with respect to the treatment of Stock Appreciation Rights under Section 409A of the Code.

Other Stock-Based Awards

Types of other Stock-Based Awards. The Compensation Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Shares, including, without limitation, restricted share units (“Other Stock-Based Awards”).

Terms of Other Stock-Based Awards. Other Stock-Based Awards may be in such form, and dependent on such conditions, as the Compensation Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the 2003 Plan. Subject to the provisions of the 2003 Plan, the Compensation Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of the Awards (including, without limitation, the vesting provisions).

RSUs. The Compensation Committee may, in its sole discretion, determine to award RSUs to Participants. RSUs allow a Participant to receive a specified number of Shares at a specified future date, the occurrence of a specific event, the attainment of specified performance objectives or the satisfaction of such other criteria as the Compensation Committee may determine (the “Vesting Date”), all subject to such Participant’s continuous employment through that date. Generally, if the Participant leaves the Company for any reason before the Vesting Date other than death or disability, the unvested RSUs are forfeited. The Vesting Date and the other terms and conditions of an RSU Award will be set forth in the Award agreement.

Performance-based Awards. Other Stock-Based Awards may be granted in a manner which is deductible by us under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Performance-Based Award is an award that vests or becomes payable based on the attainment of written performance goals approved by the Compensation Committee for a performance period established by the Compensation Committee. The applicable performance goals, which under Section 162(m) must be objective, shall be based upon one or more of the following criteria: (1) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (2) net income, (3) operating income, (4) earnings per Share, (5) book value per Share, (6) return on shareholders’ equity, (7) expense management, (8) return on investment, (9) improvements in capital structure, (10) profitability of an identifiable business unit or product, (11) maintenance or improvement of profit margins, (12) stock price, (13) market share, (14) revenues or sales, (15) costs, (16) cash flow, (17) working capital, (18) return on assets, and (19) cash on hand.

The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items.

Restrictions on the number of Performance-Based Awards a Participant can receive. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be (x) with respect to Performance-Based Awards that are granted in Shares, 500,000 Shares and (y) with respect to Performance-Based Awards that are not granted in Shares, $10,000,000.

Payment of Performance-Based Awards. The Compensation Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Compensation Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee. The amount of the Performance-Based Award determined by the Compensation Committee for a performance period shall be paid to the Participant at such time as determined by the Compensation Committee in its sole discretion after the end of such performance period; provided, however , that a Participant may, if and to the extent permitted by the Compensation Committee and consistent with the provisions of Section 162(m) and Section 409A of the Code, elect to defer payment of a Performance-Based Award.

Adjustments Upon Certain Corporate Events

Effect of Share dividend or split, or a reorganization, recapitalization, merger or similar corporate event. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, the Compensation Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to: the number or kind of Shares or other securities issued or reserved for issuance pursuant to the 2003 Plan or pursuant to outstanding Awards, the Option Price, and/or any other affected terms of such Awards.

Effect of a change in control. Except as otherwise provided in an Award agreement, and subject to compliance with Section 409A of the Internal Revenue Code, in the event of a Change in Control (as defined in the 2003 Plan), the Compensation Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Award (including, without limitation, (1) the acceleration of an Award, (2) the payment in cash, Shares or any combination thereof in exchange for the cancellation of an Award and/or (3) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted under the 2003 Plan) as of the date of the consummation of the Change in Control.

Other Information About the Plan and the Awards

Transferability of Awards. An Award is not transferable or assignable, except by will or the laws of descent and distribution, unless otherwise determined by the Compensation Committee. Any Permitted Transferees (as defined in the 2003 Plan) may exercise an Award in the same manner as a Participant.

Transferability of Shares received under the Plan. The 2003 Plan contains no restrictions on the resale of vested Shares acquired under the 2003 Plan. Our directors and certain officers may be deemed to be “affiliates” of Global Crossing within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Under the provisions of the Securities Act such persons may not be free to dispose of the Shares acquired under the 2003 Plan unless there is an effective registration statement or an applicable exemption under the Securities Act covering such disposition.

Plan administration. The 2003 Plan is administered by the Compensation Committee, which has the power to delegate its duties and powers in whole or in part to any subcommittee thereof. Each member of the Compensation Committee must qualify as a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as an “outside director” within the meaning of Section 162(m) of the Code at the time he or she takes any binding action with respect to an Option under the 2003 Plan.

The Compensation Committee is authorized to interpret the 2003 Plan, to establish, amend and rescind any rules and regulations relating to the 2003 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2003 Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the 2003 Plan in the manner and to the extent the Compensation Committee deems necessary or desirable. Any decision of the Compensation Committee in the interpretation and administration of the 2003 Plan, as described therein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants (as defined in the 2003 Plan) and their beneficiaries or successors). The Compensation Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the 2003 Plan and to waive any such terms and conditions at any time (including, without limitation, acceleration or waiving any vesting conditions).

Duration of the Plan. The 2003 Plan became effective as of December 8, 2003 (the “Effective Date”). No Awards may be granted under the 2003 Plan after the tenth anniversary of the Effective Date. However, Awards granted prior to the Effective Date may extend beyond that date. The administration of the 2003 Plan shall continue in effect until all matters relating to the payment of Awards previously granted have been settled.

Plan amendment or termination. Our Board of Directors may amend, alter, suspend, discontinue or terminate the 2003 Plan, but no amendment, alteration, suspension, discontinuation or termination may be made without the approval of our shareholders, if their approval is necessary to comply with any tax, regulatory, exchange or other listing requirements applicable to the 2003 Plan. Notwithstanding anything to the contrary in the 2003 Plan, our Board of Directors may not amend, alter or discontinue the provisions described under “Adjustments Upon Certain Corporate Events—Effect of a change in control” after the occurrence of a Change in Control.

Additionally, the Compensation Committee may not waive any conditions or rights under, or amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award, either prospectively or retroactively, without the consent of a Participant or beneficiary, if any such waiver, amendment, suspension, discontinuance, cancellation or termination would impair the rights under any Award held by such Participant or beneficiary pursuant to the 2003 Plan.

The Company may amend the 2003 Plan or an Award to the extent it deems necessary or appropriate to comply with Section 409A of the Code, as described under “Taxes—Section 409A.” To the extent necessary or appropriate, the amendments may reduce Participants’ tax benefits and/or rights under the 2003 Plan.

Impact of Awards on a recipient’s employment status with the Company. The granting of an Award under the 2003 Plan imposes no obligation on us or any of our subsidiaries to continue the employment of a Participant and does not lessen or affect our or our subsidiaries’ rights to terminate the employment of such Participant. No one has any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants or other Award beneficiaries.

Successors and assigns. The 2003 Plan shall be binding on all of our successors and assigns and on each Participant, including without limitation, the estate of each such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of each such Participant’s creditors.

Taxes

The following is a summary of the United States federal income tax consequences with respect to the 2003 Plan and the grant and exercise of Awards under the 2003 Plan. This summary is not intended to be a complete description of all possible tax consequences, and does not include any discussion of state, local or non-U.S. income tax consequences or the effect of gift, estate or inheritance taxes, any of which may be significant. In addition, this summary does not apply to every specific transaction that may occur.

Section 409A. Section 409A of the Code contains rules that govern deferred compensation arrangements. These rules impose limitations on certain types of equity-based awards under the 2003 Plan. These rules would also apply to the deferral of option or other equity award gains pursuant to a separate non-qualified deferred compensation plan. The requirements of Section 409A include, but are not limited to, limiting distributions of deferred compensation to specified dates (generally, separation from employment, death, disability, a date specified at the time of grant or deferral, hardship and a “change in control”, as defined in IRS guidance), requirements as to the timing of deferral elections and limitation on the ability to change deferral elections.

The Company intends to structure Awards in a manner that complies with, or is exempt from, Section 409A of the Code. Also, the Company reserves the right to amend the 2003 Plan or an Award to the extent it deems necessary or appropriate to comply with Section 409A. A failure to comply with Section 409A may result in adverse tax consequences to the Participant, including immediate taxation of amounts deemed improperly deferred, plus a 20% additional penalty tax and interest charges on late tax payments.

ISOs. Under present law, a Participant will not realize taxable income upon either the grant or the exercise of an ISO, and we will not receive a corresponding income tax deduction at either such time. So long as the Participant does not sell Shares acquired upon exercise of the ISO within either (i) two years after the date of the grant of the ISO or (ii) one year after the date of exercise, a subsequent sale of the Shares will be taxed as long- term capital gain or loss. If the Participant, within either of the above periods, disposes of Shares acquired upon exercise of the ISO, the Participant will generally realize as ordinary income an amount equal to the lesser of (i) the gain realized by the Participant on such disposition or (ii) the excess of the fair market value of the Shares on the date of exercise over the exercise price. In such event, we generally would be entitled to an income tax deduction equal to the amount recognized as ordinary income by the Participant, subject, where applicable, to compliance with Section 162(m) of the Code. Any gain in excess of such amount realized by the Participant as ordinary income would be taxed as short-term or long-term capital gain (depending on the holding period). The difference between the exercise price and the fair market value of the Shares at the time the ISO is exercised will be an adjustment in computing alternative minimum taxable income for the purpose of the alternative minimum tax imposed by Section 55 of the Code.

If the option ceases to qualify as an ISO under Section 422 of the Code for any reason, different tax rules will apply, and the disqualified option will generally be taxed as a nonqualified stock option.

Nonqualified Stock Options (“NQSOs”). Under present law, a Participant will not realize taxable income upon the grant of an NQSO having an exercise price at least equal to the fair market value of the underlying stock as of the grant date (as required by the 2003 Plan) and we will not receive a corresponding income tax deduction at such time. Upon exercise of an NQSO, the Participant will generally realize ordinary income in an amount equal to the excess of the fair market value of the Shares on the date of exercise over the Option price. We are generally allowed an income tax deduction equal to the amount recognized as ordinary income by the Participant, subject, where applicable, to compliance with Section 162(m) of the Code.

Any ordinary income realized by a Participant upon exercise of an NQSO will increase his tax basis in the Shares thereby acquired. Upon a subsequent sale of the Shares, the Participant will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the Shares. The holding period for capital gains purposes begins on the date of the exercise pursuant to which such Shares were acquired.

A Participant who surrenders Shares in payment of the exercise price of an option will not recognize gain or loss on his surrender of such Shares. Of the Shares received in such an exchange, that number of Shares equal to the number of Shares surrendered will have the same tax basis and holding period as the Shares surrendered. The Participant will recognize ordinary income equal to the fair market value of the balance of the Shares received and such Shares will then have a tax basis equal to their fair market value on the exercise date, and the holding period will begin on the exercise date.

Stock Appreciation Rights. Under present law, a Participant will not realize taxable income upon grant of a Stock Appreciation Right and we will not receive a corresponding tax deduction at that time. Any amounts or Shares received upon the exercise of a Stock Appreciation Right are taxed at ordinary income tax rates when received, and the taxable amount of any Shares received would be equal to the fair market value of the Shares. We are generally allowed an income tax deduction equal to the amount recognized as ordinary income by the Participant, subject, where applicable, to compliance with Section 162(m) of the Code.

RSUs. Under present law, a Participant should not realize taxable income upon the grant of an RSU and we would not expect to receive a corresponding income tax deduction at such time. Upon distribution to a Participant of the Shares underlying an RSU (provided that the Shares underlying the RSU are distributed to the Participant promptly following the occurrence of specified Vesting Date(s)), such Participant should recognize ordinary income equal to the fair market value of such Shares as of the date of distribution and we would expect to be allowed an income tax deduction equal to such amount, subject, where applicable, to compliance with Section 162(m) of the Code. The Participant’s tax basis in the Shares received will generally equal the amount of income recognized. Upon a subsequent sale of the Shares, the Participant will recognize short-term or long-term capital gain (or loss) depending on his or her holding period for the Shares.

Other Stock-Based Awards. Amounts received by the Participant upon the grant of Other Stock-Based Awards are ordinarily taxed at ordinary income tax rates when received. However, if such Other Stock-Based Awards consist of property subject to restrictions on transfer and a substantial risk of forfeiture, the amounts generally will not be taxed until the transfer restrictions or forfeiture provisions lapse (unless the Participant makes an election under Section 83(b) of the Code within 30 days after grant), and will be taxed based on the fair market value of the property on the date of such lapse. Subject to Section 162(m) of the Code, we are generally allowed an income tax deduction, equal to the amount recognized as ordinary income by the Participant, at the time such amount is taxed. The Participant’s tax basis in the property will generally equal the amount of income recognized. Upon a subsequent sale of the property, the Participant will recognize short-term or long-term capital gain (or loss) depending on his or her holding period for the property.

Withholding Taxes. The Compensation Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise of an Award (or, in the case of RSUs, the distribution of Shares underlying such Award). Unless the Compensation Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (1) delivery in Shares or (2) having Shares withheld by us from any Shares that would have otherwise been received by the Participant. Any ordinary income relating to an Award is treated as wages, so that it is subject to both social security tax (up to the wage base limit) and Medicare tax.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth the indicated information regarding our equity compensation plans and arrangements as of December 31, 2009. The 2003 Plan was at that time and remains our only compensation plan under which equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,656,363	$11.51	2,993,143
Equity compensation plans not approved by security holders	—	—	—

Total	4,656,363	$11.51	2,993,143

(1)	The weighted-average exercise price does not take into account the shares issuable upon vesting of 1,813,717 outstanding restricted stock unit awards and 1,864,565 performance share awards, which have no exercise price.

Future awards under the 2003 Plan, as proposed to be amended, will be made at the discretion of the Compensation Committee. Consequently, the total benefits or amounts that will be received by any particular person or group pursuant to the amended plan are not presently determinable.

On May 10, 2010, the closing sale price of a common share of Global Crossing was $13.71.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE

AMENDMENT OF THE 2003 GLOBAL CROSSING LIMITED STOCK INCENTIVE PLAN

PROPOSAL NO. 3

APPROVAL OF GLOBAL CROSSING LIMITED SENIOR EXECUTIVE SHORT-TERM

INCENTIVE COMPENSATION PLAN

On March 5, 2004, the Board of Directors adopted the Global Crossing Limited Senior Executive Short-Term Incentive Compensation Plan (the “Covered Employee Bonus Plan”), which was approved by our Shareholders on December 15, 2004. The Board is now asking Shareholders to reapprove the Covered Employee Bonus Plan in order to ensure favorable treatment under the Code, which requires that the material terms of the performance goals be disclosed to and be reapproved by shareholders every five years. Shareholder approval will ensure that any future compensation awarded under the plan can qualify as “performance-based” compensation under Section 162(m) of the Code. However, the Covered Employee Bonus Plan is not currently being utilized since the Compensation Committee determined in March 2009 that the benefit of retaining discretion to avoid inappropriate bonus payouts in the Company’s current annual incentive program outweighs the possible loss of deductibility under Section 162(m). See “Compensation Discussion and Analysis-Compensation Philosophy—Linking Compensation to Performance,” below.

Below is a summary of certain important features of the Covered Employee Bonus Plan, which remain unchanged. This summary is qualified in its entirety by reference to the full text of the plan, which is incorporated by reference to Exhibit 10.7 to our 2003 annual report on Form 10-K, as filed with the Commission.

General. The purpose of the Covered Employee Bonus Plan is to advance the interests of the Company and its shareholders by providing incentives in the form of periodic bonus awards (“Bonuses”) to certain senior executive employees of the Company and its subsidiaries, thereby motivating such executives to attain corporate performance goals articulated under the plan. Participation in the plan is limited to those senior executives who are, or whom the Compensation Committee anticipates may become, “covered employees” as defined in Section 162(m) of the Code. Bonuses are payable in cash. If and to the extent permitted by the Compensation Committee and consistent with the provisions of Section 162(m) of the Code, a participant may elect to defer payment of a Bonus.

The Covered Employee Bonus Plan is administered by the Compensation Committee, which may delegate its duties and powers to any subcommittee thereof consisting solely of at least two “outside directors” as defined under Section 162(m) of the Code. The Compensation Committee has exclusive authority, consistent with Section 162(m), to select the participants in the plan, to determine the size and terms of the Bonus opportunities (provided that no single participant may be awarded a Bonus in excess of $3 million for any one fiscal year), to establish performance objectives and the performance periods to which they relate, and to certify whether such performance objectives have been attained. The Compensation Committee is authorized to interpret the Covered Employee Bonus Plan, to establish, amend and rescind any rules and regulations relating to the plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. Any decision of the Compensation Committee in the interpretation and administration of the plan lies within its sole and absolute discretion and is final, conclusive and binding on all parties concerned.

Performance goals. A Participant’s Bonus shall be determined based on the attainment of written performance goals approved by the Compensation Committee for a performance period which is established by the Compensation Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than ninety (90) days after the commencement of that performance period or, if less, the number of days which is equal to twenty five percent (25%) of that performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (A) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (B) net income; (C) operating income; (D) earnings per share of the Company’s stock; (E) book value per share of the Company’s stock; (F) return on shareholders’ equity; (G) expense management; (H) return on investment; (I) improvements in capital structure; (J) profitability of an identifiable business unit or product; (K) maintenance or improvement of profit margins; (L) stock price; (M) market share; (N) revenues or sales; (O) costs; (P) cash flow; (Q) cash used; (R) working capital; and (S) return on assets. The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee shall determine. To the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items. The Compensation Committee determines whether the applicable performance goals have been met and certifies and ascertains the amount of the Bonuses.

Amendment. The Board may amend, suspend or terminate the Covered Employee Bonus Plan at any time, except that it may not impair any of the rights or obligations under any Bonus opportunity theretofore granted without the applicable participant’s consent.

Funding. The Company is not required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amounts under the Covered Employee Bonus Plan. Rights to receive payment of Bonuses earned under the plan are no greater than the rights of the Company’s (or the applicable subsidiary’s) unsecured creditors.

Effectiveness. The Covered Employee Bonus Plan became effective as of January 1, 2004.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF

THE GLOBAL CROSSING LIMITED SENIOR EXECUTIVE SHORT-TERM

INCENTIVE COMPENSATION PLAN.

PROPOSAL NO. 4

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Under Section 89 of the Companies Act, 1981 of Bermuda, our Shareholders have the authority to appoint the independent registered public accounting firm of the Company and to authorize the Audit Committee of our Board of Directors to determine the auditors’ remuneration. The Audit Committee has tentatively selected Ernst & Young LLP (“Ernst & Young”) as independent accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2010. The Board is asking Shareholders to approve such appointment and the authority of the Audit Committee to determine their remuneration.

Representatives of Ernst & Young are expected to attend the annual meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE

APPOINTMENT OF ERNST & YOUNG LLP AND OF THE AUTHORITY OF THE AUDIT

COMMITTEE TO DETERMINE THEIR REMUNERATION.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Company understands the importance of attracting, fostering and maintaining a strong and experienced senior management team in order to achieve its long-term business goals. In that regard, the Company’s executive compensation program is designed to link compensation to performance, align rewards with shareholder value and provide a competitive compensation package that will assist in the retention and motivation of highly qualified senior executives.

The following discussion and analysis summarizes the executive compensation program and the decisions under that program made for fiscal year 2009 with respect to Chief Executive Officer John J. Legere and the other executive officers named in the Summary Compensation Table on page 40 (collectively, the “Named Executive Officers” or “NEOs”). This discussion should be read together with the corresponding compensation tables.

2009 Overview

At the time the Company established 2009 compensation programs early in the year, there was great turbulence and uncertainty in the world economy and financial markets. The Company’s 2009 compensation programs attempted to address this uncertainty by implementing cost-containment measures and discretionary safeguards designed to protect the Company’s financial position. Specifically, the Company discontinued across-the-board annual merit salary increases, implemented the equivalent of one week of unpaid vacation for the entire employee population (subject to local labor law restrictions), discontinued company matching contributions under the defined contribution plan for U.S.-based employees, and implemented measures to help ensure that any payout under the annual incentive plan would be subject to the absolute discretion of the Compensation Committee and Board of Directors. The Board also voted to reduce the cash portion of its own compensation by 25% during the latter three quarters of 2009.

Despite the challenging economic environment, the Company completed 2009 within its annual guidance ranges for revenue, operating income before depreciation and amortization, and net cash provided by operating activities less purchases of property and equipment, each of which showed significant year-over-year improvement after taking into account foreign currency exchange rate fluctuations. Nevertheless, the Company did not achieve the financial targets established under the 2009 annual incentive program and, as explained below, the final payout amount under that program was 31.9% of the targeted amount, as compared to a payout of 78.6% of target under the 2008 annual incentive program.

The Company’s strong share price performance in 2009 resulted in a 79% increase in shareholder value. Our NEOs experienced a proportionate increase in the value of their holdings of Company shares and equity-based awards. Continued strong relative share price performance will result in a greater number of performance-based restricted stock units that will ultimately vest under the long-term incentive grants made to the NEOs in 2008 and 2009. A description of these grants is provided on page 37.

Roles of Those Involved in Setting Executive Compensation

The Compensation Committee of the Board of Directors oversees the Company’s executive compensation programs and makes recommendations to the Board regarding compensation for executive officers, including the NEOs. To assist in this process, the Committee considers recommendations made by the Company’s Human Resources Department and the CEO (except with respect to his own compensation). The Committee also considers market data and analyses provided by the Committee’s compensation consultant, which has been Hewitt Associates since 2004.

Compensation Philosophy

The Company considers compensation programs holistically when establishing executive compensation opportunities. We review annually the overall compensation philosophy and policies for executive officers.

In March 2009, the Committee and the Board of Directors developed “Compensation Principles” to provide Company management with general guidelines regarding incentive compensation programs and the anticipated use of cash and shares in such programs. These guidelines conveyed the Board’s intention that: (a) the funding of cash compensation programs would be limited to cash generated from the Company’s own business operations; (b) authorization for additional shares under the stock incentive plan would not be sought in the foreseeable future; and (c) the annual bonus program would be designed in a manner intended to reserve absolute discretion to the Board. The Committee and the Board believe that these guidelines continue to be appropriate at the current stage of the Company’s development, although they recognize that factors such as the timing of cash items and the impact of financing activities may be taken into account in funding cash compensation.

The Company’s compensation philosophy for NEOs is intended to link the compensation of such officers to measures of Company performance that contribute to increased value for Global Crossing’s shareholders. This philosophy applies to all Global Crossing employees, with a more significant level of compensation at risk as an employee’s level of responsibility increases. The philosophy takes into account the following goals:

•	Linking compensation to performance

•	Aligning rewards with changes in shareholder value

•	Attracting and retaining top quality management

Linking compensation to performance

The Company believes that a significant portion of each NEO’s total compensation should be “at risk,” meaning tied to one or more key indicators of performance. The Company ties annual incentive compensation to key performance indicators which are reviewed by the Board at least quarterly. The performance indicators for the 2009 short-term incentive program were (a) operating income before depreciation and amortization (“OIBDA”) and (b) cash flows from operations, plus cash flows from investing activities, plus cash flows from financing activities up to the amount of consolidated capital expenditures (“Cash Flow”). The Committee and Board also explicitly recognized the ability to vary individual bonus payouts by up to 10% based on individual performance, although none of the NEO’s 2009 bonus payouts were so modified. Consistent with the above-referenced Compensation Principles, the Committee and Board reserved the absolute discretion to modify or eliminate the funding of the 2009 bonus pool based on any factors, objective or subjective, as they deemed prudent, necessary or appropriate. Although this discretion could reduce the correlation between the designated performance indicators and compensation, the Committee and Board believe that any adverse impact of a perceived reduction in linkage is outweighed by the benefit of retaining the discretion to avoid an inappropriate payout after taking into account the overall context of our results during the year and our financial position at the time of payout.

The performance indicator applicable to the 2009 long-term incentive program was relative total shareholder return, as described in more detail below.

Aligning rewards with changes in shareholder value

The Company believes that a significant portion of each NEO’s total compensation should vary based on changes in shareholder value, thereby aligning the interests of the NEOs with those of shareholders generally. In this regard, a significant portion of each NEO’s total compensation for 2009 was composed of grants of time-based and performance-based restricted stock units, as demonstrated in the Summary Compensation Table on page 40. In addition, the number of the performance-based restricted stock units that will ultimately vest is based on the Company’s relative total shareholder return over a three-year performance period, as further explained below.

Attracting and retaining top quality management

In an effort to provide a competitive compensation package, the Committee annually reviews the structure of the executive compensation program and sets targeted compensation levels after comparing data to that of a group of select peer companies. The Committee’s compensation consultant provides current competitive benchmarking information from companies in the telecommunications industry and in technology services. The benchmarking assessment used for 2009 compensation actions included eleven telecommunications and twelve technology services industry comparators of similar size.1 A regression analysis is performed to adjust the market data to reflect expected market practice at companies with a similar revenue base as ours. We target both total cash and total direct compensation at the 50th percentile of the benchmark group, which we believe is appropriate for our Company given its financial profile, growth prospects and competitive positioning. However, this target serves as just one reference point when establishing targeted total compensation. The Committee also considers each NEO’s skills, experience and performance during the prior year, as well as internal information intended to gauge pay equity among our executives and between our executives and our non-executive employees. From time to time we also benchmark other aspects of compensation, including benefit or perquisite program features or common practices in employment agreements and executive severance plans.

The Compensation Committee periodically reviews executive compensation tally sheets, which provide a current snapshot of total annual compensation rates, accumulated share ownership (both vested and unvested) and the Company’s liabilities associated with various termination events for each NEO. While these are not used directly to determine compensation, they are reviewed to monitor compensation programs and understand the impact of potential actions.

Executive Compensation Component Summary

Each component of NEO compensation emphasizes a different aspect of the Company’s compensation philosophy. The major components of compensation for NEOs are base salary, short-term performance-based incentives in the form of annual bonuses, long-term incentives in the form of equity grants, and certain financial security benefits. Each of the major components of 2009 NEO compensation is described in more detail below.

Base Salary

The Company sets initial base salaries for NEOs based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, accomplishments, internal parity considerations, and historical salaries for these executives. Any adjustments in base salary for existing NEOs are raised by management for consideration by the Committee (except for the CEO, in whose case the Committee works independently with its consultant). Increases are determined by the Committee, subject to approval by the Board of Directors, based on the annual evaluation of competitive data and a subjective assessment of the individual’s performance, contribution to the Company and potential within the organization, and internal parity considerations.

[1]

Telecommunication Comparators: Century Tel Inc., Charter Communications Inc., Cincinnati Bell Inc., Embarq Corp., IDT Corp., Level 3 Communications Inc. , Primus Telecom, Qwest Communications Inc., TW Telecom Inc., Windstream Corp. and XO Holdings Inc. Technology Services Industry Comparators: Acxiom Corporation, ADP Inc., Brightpoint, Inc., DST Systems Inc., Equifax Inc., Fiserv Inc., Global Payments Inc., IHS, Inc., Imation Corporation, NCR Corporation, The Thomson Corporation and Unisys Corporation. The Committee will continue to look both within the telecommunications industry and across broader industry segments to assess external benchmarks for executive compensation.

None of the NEOs was granted a salary increase during 2009. However, Chief Financial Officer John Kritzmacher’s annual salary was increased from $495,000 to $550,000 effective January 1, 2010, and Managing Director-Latin America Hector Alonso’s annual salary was increased from $375,000 to $394,000 effective March 15, 2010.

Short-Term Performance-Based Incentive

The annual incentive program is designed to incentivize NEOs to help the Company attain key financial objectives as described below. The Committee determines target bonus opportunities for NEOs based on the results of external benchmarking and the individual’s level of responsibility and expected influence on corporate results. Target annual bonuses for NEOs are presented to the Board of Directors with the Committee’s recommendation. The Committee reserves the right in its sole discretion to modify or terminate this program in its entirety without prior written notice to or consent of the NEOs, subject to applicable local labor laws.

The Committee approves target bonus levels and quantitative financial performance measures on an annual basis. The target annual bonus opportunities established for the NEOs for 2009 were as follows, expressed as a percentage of salary received during the course of the year:

2009 Target Annual Bonus Opportunity
John J. Legere*	100%
John Kritzmacher	65%
David R. Carey	65%
Daniel J. Enright	65%
Hector Alonso**	45%

*	Mr. Legere’s target annual bonus opportunity is fixed by the terms of his employment agreement.

**	Mr. Alonso’s target annual bonus opportunity increased to 55% effective March 15, 2010.

To determine a NEO’s 2009 bonus payment, the NEO’s 2009 salary was multiplied by the applicable target bonus opportunity referenced above and by a performance factor as determined by the Compensation Committee; provided that the Committee reserved absolute discretion regarding any payout under the program regardless of the extent to which the performance measures were achieved (subject to applicable local labor laws).

The quantitative financial performance measures for the 2009 bonus program were designed to reward attainment of targets for OIBDA (50% of the target opportunity) and Cash Flow (50% of the target opportunity). Compensation expense is assumed at targeted levels in the calculation of OIBDA for incentive compensation purposes.

The following table sets forth the financial performance targets for the 2009 bonus program and the performance achieved. Unlike in prior years, the 2009 annual bonus plan did not include threshold and maximum performance targets and payout percentages in recognition of the discretionary nature of the program.

Performance Metric	Weight	Target	2009 Performance
OIBDA	50%	$405.0 million	$342.0 million
Cash Flow	50%	$20.0 million	$15.0 million

Although the performance targets were not achieved, the Committee and Board determined in their discretion that a partial bonus payout was warranted. In deciding the payout amount, the Committee and Board were particularly mindful of the Compensation Principle that the funding of cash compensation programs should be limited to cash generated from the Company’s own business operations. The final bonus payout percentage approved by the Board was 31.9%, which was intended to result in an aggregate bonus payout approximately equal to the amount of cash generated by the Company in 2009 after adjusting for the impact of certain financing activities. Each NEO therefore received a cash bonus payout for 2009 equal to 31.9% of his respective target annual bonus opportunity indicated above.

Separate from the annual incentive plan, in March 2009 the Committee approved a discretionary cash payment to Mr. Alonso of approximately $92,000. This payment was intended to compensate Mr. Alonso for losses incurred by him as a result of the Company’s failure to make timely tax withholdings upon the vesting of a previously granted bonus payable in Company shares. In connection with the payment, Mr. Alonso released the Company from any liability associated with the matter. The amount of the payment is reflected in the Summary Compensation Table on page 40.

Long-Term Incentive Compensation: Equity Grants

While bonuses are paid for prior year accomplishments, the Company believes equity grants help properly align NEOs with shareholder interests over the long-term. The Committee awards equity grants in its discretion based on an annual evaluation of competitive market data, individual performance, level of responsibility, long-term incentive grants made in prior years and the anticipated contribution that the executive officer will make to Global Crossing. The Committee generally makes annual grants at a meeting that is scheduled well in advance as part of the Committee’s annual calendar. Grants are made under the 2003 Global Crossing Limited Stock Incentive Plan and provide for vesting of all awards upon a “change in control” as defined in the plan. Such “single trigger” vesting is deemed appropriate in light of competitive pay practices and the desire to ensure the engagement of management both before and during an impending corporate transaction.

The Company focuses on the following strategies in delivering long-term incentive compensation:

•	Tie a meaningful portion of incentive compensation to share ownership and relative share price performance among peers

•	Ensure a strong alignment with our business strategy

•	Conserve share usage and limit dilutive impact by the use of restricted stock units instead of stock options

•	Differentiate where necessary based on individual performance and potential

•	Retain executives through the establishment of meaningful forfeitable balances

In an effort to retain executives while holding them accountable for corporate performance, NEOs received their 2009 grants in the form of restricted stock units, one half of which vest on March 12, 2012 solely based on the continued employment of the executive through that date and one half of which vest on December 31, 2011 based on a total shareholder return (TSR) measure. This TSR measure compares Global Crossing’s ranking in total shareholder return to companies in the following industry- and size-specific peer groups:

•	NASDAQ Telecommunications Index Companies

•	S&P 600 Small Cap Companies

The range of payout for the 2009-2011 performance-based shares is 0% to 200% of the original award amount based on the Company’s percentile TSR ranking among the two peer groups; provided that the portion of any payout exceeding 100% of the target award will be paid in the sole discretion of the Compensation Committee and is expected to be paid, if at all, in cash rather than shares; provided that discretion does not apply in the event of accelerated vesting due to a change in control. For Global Crossing and for each company in each peer group, TSR over the three years is calculated by comparing the average share price in the last month of the performance period to the average share price in the month immediately prior to the start of the performance period. The calculation also includes dividends paid during the performance period. The table below describes how the Company’s percentile ranking among peers translates into a payout percentage of the original target shares awarded. The ranking and payout percent is calculated separately for each peer group, and the two results are averaged to determine the actual percentage earned.

Global Crossing’s Three-Year TSR Percentile Ranking Among Peers	Percent of Original Target Award Paid
Below 30th	0%
30th to <40th	60%
40th to <50th	80%
50th to <60th	100%
60th to <70th	120%*
70th to <80th	160%*
80th or above	200%*

*	Any payout over 100% is subject to Compensation Committee discretion except in the event of accelerated vesting due to a change in control.

Financial Security Benefits

Severance Protection

We offer the Key Management Protection Plan (“KMPP”), an enhanced severance plan, to help attract key talent and retain leaders by mitigating their concerns about financial hardship in the event of termination. In July 2009 the KMPP was extended through December 31, 2011. All NEOs participate in the plan, except Messrs. Legere and Alonso. Mr. Legere’s severance arrangements are governed by his August 15, 2006 employment agreement, which was amended in December 2009 to extend the contractual term of the agreement to August 15, 2012. Mr. Alonso’s severance arrangements are governed by Argentine law, which generally provides for a lump sum severance payment equal to the employee’s highest monthly salary multiplied by the sum of his or her number of years of service (currently 17 years in the case of Mr. Alonso ) plus two. We view the KMPP and Mr. Legere’s termination arrangements as reasonable and in line with competitive practice. The estimated liabilities for various termination scenarios are outlined below under “Potential Payments Upon Termination or Change of Control”.

Benefits & Perquisites

We offer our NEOs the same health and welfare benefit, disability and insurance plans as we offer all employees. Our retirement program includes a qualified defined contribution plan (the Employees Retirement Savings Plan, or ERSP), which permits all U.S. based employees to make tax qualified contributions of up to 25% of eligible pay. The Company matched 100 % of the first 1% of eligible pay contributed and 50% of the next 5% contributed to the ERSP through March 1, 2009, when the matching contribution was suspended. The Company also maintains the Supplemental Retirement Savings Plan (SRSP), an unfunded, nonqualified deferred compensation plan that allows employees whose contributions to the ERSP are effectively limited to less than 25% of eligible pay (due to dollar limits imposed by the Internal Revenue Service) to defer up to 16%, but with no Company matching contribution. The Company maintains no other nonqualified retirement or deferred compensation programs and offers limited additional executive perquisites. We view this relatively limited set of benefits and perquisites as appropriate relative to the Company’s current financial situation and its path to sustained profitability.

Additional Executive Compensation Policies and Practices

The administration of the Company’s compensation programs is subject to the following additional policies and practices, which the Company believes to be consistent with its executive compensation philosophy and goals.

Share Ownership Guidelines

We have no minimum share ownership guidelines, although we believe that our long-term incentive program helps align our executives’ interests with the interests of our shareholders. Based on the share price as of December 31, 2009, as of this date each NEO had holdings of common shares and restricted stock units together valued at between 2.8 and 7.8 times the executive’s annual salary.

Clawback Policy

We do not have a formal policy regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce their size. However, pursuant to section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to prepare an accounting restatement due to the material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, the CEO and CFO must reimburse the Company for any incentive-based compensation received during the 12-month period following the issuance of the noncompliant financial statements, including any profits realized from the sale of the Company’s securities.

Tax Deductibility Policy

Section 162(m) of the U.S. Internal Revenue Code limits the U.S. federal income tax deductibility of non-“performance-based” compensation payments in excess of $1 million paid to a NEO in any one year. In general, we intend to administer compensation plans in compliance with the provisions of Section 162(m) where feasible and where consistent with Global Crossing’s compensation philosophy. However, the Company’s annual incentive plan is not currently being administered in a manner that qualifies as “performance-based” compensation under Section 162(m) since the Company believes that the benefit of retaining discretion to avoid inappropriate bonus payouts outweighs the possible loss of deductibility under Section 162(m). Since we currently operate at a loss for U.S. corporate income tax purposes, compliance with Section 162(m) increases our net operating loss carry-forwards rather than reduces current income taxation.

Report of the Compensation Committee

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Commission Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Peter Seah Lim Huat, Chairman

Archie Clemins

Lee Theng Kiat

Robert Sachs

Summary Compensation Table

The table below sets forth information concerning compensation paid to our CEO, CFO and the three other most highly compensated executive officers (collectively, the “Named Executive Officers”) during the periods presented.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
John J. Legere	2009	1,078,927	350,682	3,250,755	—	—	—	2,410	4,682,774
Chief Executive Officer	2008	1,100,000	—	8,990,581	—	432,300	—	2,921	10,525,802
	2007	1,100,000	550,000	5,507,953	—	147,950	—	27,334	7,333,237

John A. Kritzmacher(1)	2009	485,517	102,574	785,610	—	—	—	3,602	1,377,303
EVP and Chief Financial Officer	2008	123,750	—	1,544,732	—	—	—	2,178	1,670,660

Héctor R. Alonso	2009	375,000	53,798	541,575	—	—	—	93,571	1,063,944
Managing Director, Latin America

David R. Carey	2009	416,858	88,069	595,733	—	—	—	5,403	1,106,063
EVP, Strategy and Corporate Development	2008	425,000	—	1,434,415	—	—	—	8,119	1,867,534
	2007	416,307	187,500	1,577,470	—	—	—	2,996	2,184,273

Daniel Enright	2009	392,337	82,888	595,733	—	—	7,353	3,446	1,081,757
EVP, Global Operations	2008	391,413	—	1,412,571	—	—	27,795	3,789	1,835,568
	2007	350,000	175,000	1,483,657	—	—	4,338	4,670	2,017,665

(1)	Mr. Kritzmacher became CFO of the Company on October 1, 2008.

(2)	The amounts shown for 2009 are payments made under the 2009 discretionary incentive compensation bonus program. Although the Company did not achieve the performance targets under the 2009 bonus program, the Board and the Compensation Committee exercised their discretion as permitted under the program to award a payout of 31.9% of annual bonus target. See the section entitled “Short-Term Performance-Based Incentive” on page 36 for more information. The amounts shown for 2007 are the cash portion of a special retention and motivation award granted on March 13, 2007. The share portion of the retention and motivation award is included in column (e).

(3)	Column (e) includes the grant date fair value in respect of restricted stock units awarded to each of the Named Executive Officers, as determined pursuant to FASB ASC Topic 718, but modified to eliminate any reduction in the grant date fair value of the awards for the possibility of service-based forfeiture.

The amounts shown for 2008 and 2007 in Column (e) encompass, among other things, the target payouts that may have been awarded to the Named Executive Officers under the 2008 and 2007 annual bonus programs, which payouts were payable in unrestricted common shares of the Company (subject to the exception described below relating to Mr. Legere). The maximum payout under the 2008 annual bonus program was $1,540,000, $450,450, $386,750 and $356,168 for Messrs. Legere, Kritzmacher, Carey and Enright, respectively, and the actual payout was 78.6% of annual bonus target, or $864,600, $252,896, $217,133 and $199,963 for Messrs. Legere, Kritzmacher, Carey and Enright, respectively. The maximum payout under the 2007 annual bonus program was $1,540,000, $378,897 and $318,500 for Messrs. Legere, Carey and Enright, respectively, and the actual payout was 26.9% of annual bonus target, or $295,900, $72,802 and $61,198 for Messrs. Legere, Carey and Enright, respectively. Pursuant to the terms of his employment agreement, each of Mr. Legere’s 2008 and 2007 bonus opportunities was payable one-half in cash (which is reflected in column (g)) and one-half in common shares (which is reflected in column (e)).

The amounts shown for 2009, 2008 and 2007 also encompass the target number of performance-based restricted stock units that may be awarded to the Named Executive Officers under the 2009, 2008 and 2007 long-term incentive programs, respectively. The maximum payout under the 2009 long-term incentive program is $3,063,930, $740,460, $510,450, $561,495 and $561,495 for Messrs. Legere, Kritzmacher, Alonso, Carey and Enright, respectively. The maximum payout under the 2008 long-term incentive program is $13,620,562, $1,625,564, $1,702,570 and $1,702,570 for Messrs. Legere, Kritzmacher, Carey and Enright, respectively. The maximum payout under the 2007 long-term incentive program was $2,080,260, $560,070 and $560,070 for Messrs. Legere, Carey and Enright, respectively, and the actual payout was 32.4% of target, or $449,336, $120,975 and $120,975 for Messrs. Legere, Carey and Enright, respectively.

Except as noted above in this footnote, the fair value of the stock awards was determined using the valuation methodology and assumptions set forth in footnotes 2 and 17 to the Company’s consolidated financial statements included in its Form 10-K for the fiscal year ended December 31, 2009.

(4)	As indicated in note (3) above, column (g) reflects the payment of one-half of Mr. Legere’s 2008 and 2007 annual bonus in cash.

(5)	Of the Named Executive Officers, only Mr. Enright participates in any non-qualified deferred compensation plan or pension plan. The amounts shown in column (h) for Mr. Enright represent the change in the actuarial present value of his accumulated benefit under the New Global Crossing Frozen Pension Plan. Information regarding our calculations of pension values is set forth in footnote 18 to the Company’s consolidated financial statements included in its Form 10-K for the fiscal year ended December 31, 2009.

(6)	The amounts shown in column (i) for 2009 include, among other things, the following:

•	Mr. Legere: Tax gross-up payment of $2,351;

•	Mr. Carey: Tax gross-up payment of $2,922;

•	Mr. Enright: Tax gross-up payment of $1,108; and

•	Mr. Alonso: Tax payment and related tax gross-up payment of $93,043. The payments were intended to compensate Mr. Alonso for losses incurred by him as a result of the Company’s failure to make timely tax withholdings upon the vesting of a previously granted bonus payable in Company shares.

Grants of Plan-based Awards

(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Legere	RSU (Time)	04/15/09	—	—	—	—	—	—	249,100	$1,718,790
	RSU (Performance)	04/15/09	—	—	—	149,460	249,100	498,200	—	$1,531,965

John A. Kritzmacher	RSU (Time)	04/15/09	—	—	—	—	—	—	60,200	$415,380
	RSU (Performance)	04/15/09	—	—	—	36,120	60,200	120,400		$370,230

Héctor Alonso	RSU (Time)	04/15/09	—	—	—	—	—	—	41,500	$286,350
	RSU (Performance)	04/15/09	—	—	—	24,900	41,500	83,000	—	$255,225

David R. Carey	RSU (Time)	04/15/09	—	—	—	—	—	—	45,650	$314,985
	RSU (Performance)	04/15/09	—	—	—	27,390	45,650	91,300	—	$280,748

Daniel Enright	RSU (Time)	04/15/09	—	—	—	—	—	—	45,650	$314,985
	RSU (Performance)	04/15/09	—	—	—	27,390	45,650	91,300	—	$280,748

(1)	The amounts shown for the Award Type “RSU (Performance)” in columns (f) through (h) reflect 2009 performance-based restricted stock unit (“Performance-Based RSU”) grants under the long-term incentive program. The Performance-Based RSUs granted on April 15, 2009 will vest on December 31, 2011 based on total shareholder return for the combined 2009, 2010 and 2011 fiscal years, which is discussed in further detail on page 37 under the heading “Long-Term Incentive Compensation: Equity Grants.” Column (f) reflects the threshold payout, which is 60% of the target amount shown in column (g). The amount shown in column (h) is 200% of such target amount.

(2)	The amounts shown for the Award Type “RSU (Time)” in column (i) reflect 2009 time-based restricted stock units (“Time-Based RSU”) grants under the long-term incentive program. The Time-Based RSUs granted on April 15, 2009 will vest on March 12, 2012 solely based on the continued employment of the executive through that date, which is discussed in further detail on page 37 under the heading “Long-Term Incentive Compensation: Equity Grants.”

(3)	The amounts shown in column (l) are the grant date fair values as determined pursuant to FASB ASC Topic 718, but modified to eliminate any reduction in the grant date fair value of the awards for the possibility of service-based forfeiture. Except as noted in the immediately preceding sentence, the fair value of the awards was determined using the valuation methodology and assumptions set forth in footnotes 2 and 17 to the Company’s consolidated financial statements included in its Form 10-K for the fiscal year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year-end

(a)	(b)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards(1)			Stock Awards(2)(3)(4)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John J. Legere				377,100	$5,373,675	505,100	$7,197,675
	325,000	$10.16	12/9/2013	—	—	—	—
	88,000	$15.39	12/15/2014	—	—	—	—
John A. Kritzmacher				80,200	$1,142,850	100,200	$1,427,850
Héctor Alonso				57,812	$823,821	67,500	$961,875
David R. Carey				73,650	$1,049,513	77,650	$1,106,513
	50,000	$10.16	12/9/2013	—	—	—	—
	22,000	$15.39	12/15/2014	—	—	—	—
Daniel Enright				72,650	$1,035,263	77,650	$1,106,513
	33,330	$10.16	12/9/2013	—	—	—	—
	17,000	$15.39	12/15/2014	—	—	—	—

(1)	All options are fully vested.

(2)	Market Value based on the fair market value of the common shares on December 31, 2009 of $14.25 per share.

(3)	Columns (g) and (h) include the March 13, 2007, May 9, 2007, March 4, 2008, October 1, 2008 and April 15, 2009 Time-Based RSU grants.

(4)	Columns (i) and (j) reflect target payouts for the March 4, 2008, October 1, 2008 and April 15, 2009 Performance-Based RSU grants.

Option Exercises and Stock Vested

(a)	(d)	(e)
	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John J. Legere	159,605	$1,135,945
John A. Kritzmacher	44,127	$370,599
Héctor Alonso	24,365	$181,503
David R. Carey	52,354	$382,280
Daniel Enright	49,902	$364,528

(1)

The amounts in column (d) reflect (i) the number of shares received in March 2009 by Messrs. Legere, Carey and Enright pursuant to the 2004 long-term incentive grant, (ii) the number of shares received in March 2009 by Messrs. Legere, Carey and Enright pursuant to the Time-Based RSU portion of the 2007 long-term incentive grant, (iii) the number of shares received in April 2009 by Messrs. Legere, Kritzmacher, Alonso, Carey and Enright pursuant to the 2008 annual bonus plan, (iv) the number of shares received in

December 2009 by Messrs. Legere, Carey and Enright pursuant to the Performance-Based RSU portion of the 2007 long-term incentive grant, (v) the number of shares received in October 2009 by Mr. Kritzmacher pursuant to a special one-time grant at the commencement of his employment, and (vi) the number of shares received in May 2009 by Mr. Alonso pursuant to a special one-time grant at the closing of the Impsat acquisition.

(2)	Values based on the per share fair market value of the common shares of $5.54 on March 8, 2009, $5.54 on March 7, 2009, $7.24 on April 8, 2009, $14.25 on December 31, 2009, $13.63 on October 1, 2009 and $8.78 on May 9, 2009, which values correspond to the day of lapse of each of the 2004 long-term incentive grant, the Time-Based RSU portion of the 2007 long-term incentive grant, the 2008 annual bonus plan, the Performance-Based RSU portion of the 2007 long-term incentive grant, a special one-time grant at the commencement of Mr. Kritzmacher’s employment, and a special one-time grant to Mr. Alonso at the closing of the Impsat acquisition, respectively.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (c)		Present Value of Accumulated Benefits ($) (d)		Payments During Last Fiscal Year (e)
Daniel Enright	New Global Crossing Frozen Pension Plan	9.75	(1)	$219,039	(2)	$0

(1)	Mr. Enright’s number of years credited service is 9.75, which was his number of years of service with the Company when the plan was frozen in 1996.

(2)	For a discussion of the valuation method and actuarial assumptions used, see footnote 18 to the Company’s consolidated financial statements included in its Form 10-K for the fiscal year ended December 31, 2009.

Global Crossing does not have any current active defined benefit plans, although Global Crossing North America, Inc., a wholly owned indirect subsidiary of the Company, continues to sponsor a frozen pension plan (The New Global Crossing Frozen Pension Plan) for the benefit of employees who previously participated in such plans. Of the Named Executive Officers, only Mr. Enright participates in this plan. Eligibility for pension payments is based upon the participant’s age and the number of years worked for the Company (based on a minimum of 1,000 hours of employment per year), with all calculations based upon compensation levels at the time pension plans were frozen in 1996. Once the employee begins to receive pension payments, the monthly amount does not change. A full pension will be paid for participating employees who elect to start receiving their pension payments at age 65. In the case of Mr. Enright, his monthly pension benefit would be $1,505 if his pension payments were to start at age 65. Alternatively, employees who satisfy certain criteria regarding age and years of service may receive an early pension. Specifically, employees may start receiving early pension benefits (a) when they are at least 47 years old if they have completed at least 22 years of service with the Company; (b) when they are at least 52 years old if they have completed at least 17 years of service; or (c) at any age if they have completed at least 27 years of service. In the case of Mr. Enright, he would be entitled to an early monthly pension benefit of (i) $1,407 if he were immediately to separate from the Company and begin to receive benefits, (ii) $1,505 if he were to separate from the Company at or after age 52 and elect to start receiving benefits at any time thereafter or (iii) depending on his years of service with the Company and the age at which he elects to start receiving benefits, an amount between $1,407 and $1,505 if he were to separate from the Company in the future but before age 52.

Non-Qualified Deferred Compensation Table

None of the Named Executive Officers participates in any non-qualified deferred compensation plan.

Employment Agreements

The Company does not have any employment agreements with any Named Executive Officer except for John Legere.

Agreement with John Legere

On August 15, 2006, the Company entered into a new employment agreement (the “Original 2006 Agreement”) with Mr. Legere following approval thereof by the Board on that same date. The Original 2006 Agreement was amended by an amendment dated as of June 24, 2008, further amended by an amendment dated December 31, 2008, and further amended by an amendment dated December 31, 2009 (the “Amended 2006 Agreement”). The Amended 2006 Agreement supersedes the employment agreement between the parties dated December 9, 2003 (the “2003 Agreement”), except with respect to certain rights Mr. Legere had under such prior agreement relating to indemnification, liability insurance and the resolution of disputes thereunder.

Consistent with the 2003 Agreement, the Amended 2006 Agreement: (1) provides Mr. Legere with an annual base salary of $1.1 million and a target annual bonus of $1.1 million; (2) entitles Mr. Legere to attend all meetings of the Board and to receive all materials provided to Board members, subject to certain limited exceptions; and (3) entitles Mr. Legere to reimbursement (on an after-tax basis) for certain excise taxes should they apply to payments made to Mr. Legere by the Company.

In addition, the Amended 2006 Agreement: (1) extends the contractual term of Mr. Legere’s employment from December 9, 2007 to August 15, 2012; (2) provides for the payment of severance to Mr. Legere in the event of termination of Mr. Legere’s employment by the Company without “cause” or upon Mr. Legere’s death, “disability” or resignation for “good reason” (as such quoted terms are defined in the agreement (the “Designated Terminations”)) in an amount equal to three times the sum of Mr. Legere’s base salary and target annual bonus, plus certain other benefits and payments; (3) clarifies that the provisions in the 2003 Agreement entitling Mr. Legere to equity grants on a basis no less favorable than grants for other senior executives of the Company and to the vesting in full of equity grants upon any Designated Termination apply to all equity-based compensation and not only to stock options; and (4) provides the Company with the discretion to pay up to one-half of Mr. Legere’s annual bonus in common shares of the Company.

Agreements with Héctor Alonso

On June 1, 2007, Mr. Alonso entered into letter agreements with each of the Company and its indirect, wholly-owned subsidiary, Global Crossing Argentina S.A. (successor-in-interest to Impsat Argentina S.A.) (together, the “Letter Agreements”). The Letter Agreements: (1) provide Mr. Alonso with an annual salary of $375,000 and an annual bonus opportunity which, for 2009 and thereafter, shall be set by the Company at a percentage of his annual base salary that is comparable to other executives at his level; (2) awarded him 9,936 restricted stock units of the Company that would vest in three equal annual installments commencing on May 9, 2008; and (3) awarded him a special bonus of $568,750, of which the time-based component was $243,750 and the performance-based component was $325,000. The time-based component vested in 2007 and the performance-based component vested in 2008, and the actual payout of the performance-based component was 104.7%, or $339,866. Pursuant to the Letter Agreements, Mr. Alonso also waived any rights he may have had under any existing employment or compensation arrangements with Impsat Fiber Networks, Inc. prior to the acquisition of Impsat. In addition, in accordance with the Letter Agreements, he will be entitled to all amounts and benefits under Argentine law to be paid upon termination and he disclaims any rights to severance due under employment and other policies in effect from time to time of the Company or any of its affiliates. Under Argentine law, in the case of an involuntary not-for-cause termination, a voluntary termination with good reason or a change in control termination, an employee is entitled to a lump sum severance payment equal to the employee’s highest monthly salary multiplied by the sum of his or her number of years of service (currently 17 years in the case of Mr. Alonso ) plus two. In the case of a death or disability separation, an employee is entitled to a payment equal to half of the lump sum severance payment described in the preceding sentence.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Made Upon Any Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, he will be entitled to receive amounts earned during his term of employment. Such amounts may include:

•	amounts contributed and vested under the Company’s Employee Retirement Savings Plan (“ERSP”) and the Supplemental Retirement Savings Plan (“SRSP”); and

•	unused vacation pay.

For all termination reasons except involuntary termination for cause, the Named Executive Officers will have 90 days from termination in which to exercise any vested stock options. In the case of the Named Executive Officer’s termination due to death or disability, their vested stock options will remain exercisable for 180 days from termination. Pursuant to Mr. Legere’s Non-Qualified Stock Option Agreements, for termination due to death or disability, involuntary not-for-cause termination, voluntary termination for good reason, and termination due to change in control, he will have 12 months from the date of termination to exercise vested options. For all other reasons except involuntary termination for cause, he will have 90 days from termination to exercise vested options. Mr. Legere’s employment agreement also provides for 100% vesting of all outstanding stock options and RSUs for all Designated Terminations. Unvested stock options and RSUs for all other Named Executive Officers are forfeited upon termination for all reasons except as noted below on page 47 under “Payments Made Upon Change In Control Termination.”

Payments Made Upon Involuntary Not-For-Cause Termination or Voluntary Termination With Good Reason

In the event of an involuntary termination not-for-cause or voluntary termination with good reason of a Named Executive Officer (except for Mr. Legere, to the extent inconsistent with his employment agreement as described above, and Mr. Alonso, whose severance payment is determined by Argentine law as described above), in addition to the items identified above, he will be entitled to receive the following items paid in accordance with the Global Crossing Limited Key Management Protection Plan, which is described in further detail below:

•	a lump sum cash severance equal to two times base salary plus annual bonus at target;

•	a lump sum amount representing a pro rata portion of the current year annual bonus at target;

•	continued health and welfare benefits for 24 months following termination; and

•	outplacement services up to an amount equal to 30% of base salary.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer (except for Mr. Legere, to the extent inconsistent with his employment agreement as described above, and Mr. Alonso, whose severance payment is determined by Argentine law as described above), in addition to the benefits listed under “Payments Made Upon Any Termination” above, the Named Executive Officer will also receive:

•	benefits under the Company’s disability plan or payment under the Company’s life insurance plan, as appropriate; and

•	a pro rata portion of Time-Based RSUs and Performance-Based RSUs.

Payments Made Upon Change in Control Termination

In the event a Named Executive Officer is terminated as a result of a change in control, in addition to the benefits listed above under “Payments Made Upon Any Termination” and “Payments Made Upon Involuntary Termination Not-For-Cause or Voluntary Termination With Good Reason”, the following will occur:

•	all outstanding stock options will immediately become exercisable pursuant to the executive’s Non-Qualified Stock Option Agreement; and

•	all RSUs still subject to restrictions will vest pursuant to the executive’s Restricted Stock Unit Agreement.

Global Crossing Limited Key Management Protection Plan

The KMPP is intended to retain executive officers and other key executives by mitigating their concerns about financial hardship in the event of an involuntary actual or constructive termination without “cause” (as defined in the plan). The KMPP, which was originally adopted by the Company on December 9, 2003 and was amended on July 30, 2009 to extend the term of the plan to December 31, 2012, provides enhanced severance benefits for the executive officers and certain other key employees of the Company named in the KMPP. Specifically, if a participant’s employment were terminated by the Company (other than for cause or by reason of death or disability), or if he or she were to terminate employment for “good reason” (generally, an unfavorable change in employment status or compensation), the KMPP entitles him or her to receive (i) a lump sum payment equal to the “severance multiplier” of one or two times the sum of his or her annual base salary plus target bonus opportunity (reduced by any cash severance benefit otherwise paid to the participant under any other applicable severance plan or severance arrangement), (ii) a prorated portion of the annual target bonus for the year in which the termination occurred, subject to minimum target bonus amounts established for purposes of calculating severance, (iii) continuation of life and health insurance coverages for a number of years equal to the “severance multiplier” and (iv) payment for outplacement services in an amount not to exceed 30% of his or her base salary. Messrs. Carey, Enright and Kritzmacher are participants in the KMPP at a “severance multiplier” of two. Their KMPP benefits are included above under “Payments Made Upon Involuntary Not-For-Cause Termination or Voluntary Termination With Good Reason.” The amended KMPP was filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the six months ended June 30, 2009. Mr. Legere’s severance arrangements are set forth in his employment agreement rather than in the KMPP, and Mr. Alonso’s severance arrangements are governed by Argentine law as described above.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation payable to each of the Named Executive Officers of the Company upon voluntary termination without good reason; termination due to death or disability; involuntary not-for-cause or voluntary for good reason termination; involuntary for cause termination; and termination following a change in control. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time and are estimates of the amounts, which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Except as noted below, payments that would be made upon termination to Mr. Legere are detailed on page 45 under the heading “Employment Agreements”.

John J. Legere

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2009	Death or Disability on 12/31/2009	Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2009(8)	Involuntary For Cause Termination on 12/31/2009	Change in Control Termination on 12/31/2009
Unvested Stock Options	—	—	—	—	—
Unvested Time-Based RSU Awards	—	$5,373,675	$5,373,675	—	$5,373,675
Unvested Performance RSU Awards(2)	—	$7,197,675	$7,197,675	—	$7,197,675
Qualified Savings Plan(3)	—	—	—	—	—
Non-Qualified Savings Plan(4)	—	—	—	—	—
Pension Plan	—	—	—	—	—
Health and Welfare Benefits	—	—	$38,048	—	$38,048
Excise Tax & Gross-Up(5)	—	—	—	—	$9,536,782
Cash Severance(6)	—	—	$7,700,000	—	$7,700,000
Accrued Vacation Pay(7)	$105,769	$105,769	$105,769	$105,769	$105,769
Outplacement Services	—	—	$330,000	—	$330,000

Total	$105,769	$12,677,119	$20,745,168	$105,769	$30,281,950

(1)	All benefits are valued as of December 31, 2009. Equity valued using the FMV of $14.25 as of market close on December 31, 2009.

(2)	Amount includes the values of 2008 and 2009 Performance-Based RSUs, for which the performance periods are ongoing, at target level in accordance with Mr. Legere’s employment agreement.

(3)	The Qualified Savings Plan includes total employee and employer contributions to the ERSP.

(4)	The Non-Qualified Savings Plan represents employee contributions to the SRSP.

(5)	Upon termination in connection with a change of control of the Company, Mr. Legere may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Under his employment agreement, Mr. Legere will be reimbursed for all such excise taxes and for any income tax consequences of such reimbursement.

(6)	Lump sum cash severance payment of 3 times base salary plus annual bonus at target and a pro-rated annual bonus at target, paid in accordance with Mr. Legere’s employment agreement.

(7)	Vacation accrual does not include deduction for utilized paid time off for 2009.

(8)	Assumed to be not in connection with a change of control of the Company that would trigger excise taxes pursuant to Section 280G of the Internal Revenue Code.

John A. Kritzmacher

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2009	Death or Disability on 12/31/2009		Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2009	Involuntary For Cause Termination on 12/31/2009	Change in Control Termination on 12/31/2009
Unvested Stock Options	—	—		—	—	—
Unvested Time-Based RSU Awards	—	$349,268		—	—	$1,142,850
Unvested Performance RSU Awards	—	$531,140	(2)	—	—	$1,427,850	(3)
Qualified Savings Plan(4)	$53,858	$53,858		$53,858	$53,858	$53,858
Non-Qualified Savings Plan(5)	—	—		—	—	—
Pension Plan	—	—		—	—	—
Health and Welfare Benefits	—	—		$25,366	—	$25,366
Excise Tax & Gross-Up	—	—		—	—	—
Cash Severance(6)	—	—		$1,955,250	—	$1,955,250
Accrued Vacation Pay(7)	$38,077	$38,077		$38,077	$38,077	$38,077
Outplacement Services	—	—		$148,500	—	$148,500

Total	$91,935	$972,343		$2,221,051	$91,935	$4,791,751

(1)	All benefits are valued as of December 31, 2009. Equity valued using the FMV of $14.25 as of market close on December 31, 2009.

(2)	Amount includes the value of 2008 and 2009 Performance-Based RSUs, for which the performance periods are ongoing, pro-rated to the date of termination at target levels in accordance with the 2008 and 2009 long-term incentive compensation programs.

(3)	Amount includes the value of 2008 and 2009 Performance-Based RSUs, for which the performance periods are ongoing, at target levels in accordance with the 2008 and 2009 long-term incentive compensation programs.

(4)	The Qualified Savings Plan includes total employee and employer contributions to the ERSP.

(5)	The Non-Qualified Savings Plan represents employee contributions to the SRSP.

(6)	Lump sum cash severance payment of 2 times base salary plus annual bonus at target and a pro-rated annual bonus at target paid in accordance with the KMPP.

(7)	Vacation accrual does not include deduction for utilized paid time off for 2009.

Héctor R. Alonso

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2009	Death or Disability on 12/31/2009		Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2009	Involuntary For Cause Termination on 12/31/2009	Change in Control Termination on 12/31/2009
Unvested Stock Options	—	—		—	—	—
Unvested Time-Based RSU Awards	—	$294,320		—	—	$823,821
Unvested Performance RSU Awards	—	$387,586	(2)	—	—	$961,875	(3)
Qualified Savings Plan	—	—		—	—	—
Non-Qualified Savings Plan	—	—		—	—	—
Pension Plan	—	—		—	—	—
Health and Welfare Benefits	—	—		—	—	—
Excise Tax & Gross-Up	—	—		—	—	—
Cash Severance(4)	—	$274,038		$548,077	—	$548,077
Accrued Vacation Pay(5)	$97,692	$97,692		$97,692	$97,692	$97,692
Outplacement Services	—	—		$28,846	—	$28,846

Total	$97,692	$1,053,636		$674,615	$97,692	$2,460,311

(1)	All benefits are valued as of December 31, 2009. Equity valued using the FMV of $14.25 as of market close on December 31, 2009.

(2)	Amount includes the value of 2008 and 2009 Performance-Based RSUs, for which the performance periods are ongoing, pro-rated to the date of termination at target levels in accordance with the 2008 and 2009 long-term incentive compensation programs.

(3)	Amount includes the value of 2008 and 2009 Performance-Based RSUs, for which the performance periods are ongoing, at target levels in accordance with the 2008 and 2009 long-term incentive compensation programs.

(4)	Cash severance payments are governed by Argentine law. In the case of an involuntary not-for-cause termination, a voluntary termination with good reason or a change in control termination, Mr. Alonso is entitled to a lump sum severance payment equal to his highest monthly salary multiplied by the sum of his number of years of service (currently 17 years) plus two. In the case of a death or disability separation, Mr. Alonso is entitled to a payment equal to half of the lump sum severance payment described in the preceding sentence.

(5)	Vacation accrual does not include deduction for utilized paid time off for 2009.

David R. Carey

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2009	Death or Disability on 12/31/2009		Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2009	Involuntary For Cause Termination on 12/31/2009	Change in Control Termination on 12/31/2009
Unvested Stock Options	—	—		—	—	—
Unvested Time-Based RSU Awards	—	$453,920		—	—	$1,049,513
Unvested Performance RSU Awards	—	$457,696	(2)	—	—	$1,106,513	(3)
Qualified Savings Plan(4)	$267,941	$267,941		$267,941	$267,941	$267,941
Non-Qualified Savings Plan(5)	$210,035	$210,035		$210,035	$210,035	$210,035
Pension Plan	—	—		—	—	—
Health and Welfare Benefits	—	—		$22,150	—	$22,150
Excise Tax & Gross-Up	—	—		—	—	—
Cash Severance(6)	—	—		$1,678,750	—	$1,678,750
Accrued Vacation Pay(7)	$42,500	$42,500		$42,500	$42,500	$42,500
Outplacement Services	—	—		$127,500	—	$127,500

Total	$520,477	$1,432,092		$2,348,876	$520,477	$4,504,901

(1)	All benefits are valued as of December 31, 2009. Equity valued using the FMV of $14.25 as of market close on December 31, 2009.

(2)	Amount includes the value of 2008 and 2009 Performance-Based RSUs, for which the performance periods are ongoing, pro-rated to the date of termination at target levels in accordance with the 2008 and 2009 long-term incentive compensation programs.

(3)	Amount includes the value of 2008 and 2009 Performance-Based RSUs, for which the performance periods are ongoing, at target levels in accordance with the 2008 and 2009 long-term incentive compensation programs.

(4)	The Qualified Savings Plan includes total employee and employer contributions to the ERSP.

(5)	The Non-Qualified Savings Plan represents employee contributions to the SRSP.

(6)	Lump sum cash severance payment of 2 times base salary plus annual bonus at target and a pro-rated annual bonus at target paid in accordance with the KMPP.

(7)	Vacation accrual does not include deduction for utilized paid time off for 2009.

Daniel J. Enright

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2009	Death or Disability on 12/31/2009		Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2009	Involuntary For Cause Termination on 12/31/2009	Change in Control Termination on 12/31/2009
Unvested Stock Options	—	—		—	—	—
Unvested Time-Based RSU Awards	—	$440,453		—	—	$1,035,263
Unvested Performance RSU Awards	—	$457,696	(2)	—	—	$1,106,513	(3)
Qualified Savings Plan(4)	$543,639	$543,639		$543,639	$543,639	$543,639
Non-Qualified Savings Plan(5)	—	—		—	—	—
Pension Plan	$219,039	$219,039		$219,039	$219,039	$219,039
Health and Welfare Benefits	—	—		$25,366	—	$25,366
Excise Tax & Gross-Up	—	—		—	—	—
Cash Severance(6)	—	—		$1,580,000	—	$1,580,000
Accrued Vacation Pay(7)	$47,692	$47,692		$47,692	$47,692	$47,692
Outplacement Services	—	—		$120,000	—	$120,000

Total	$810,371	$1,708,520		$2,535,736	$810,371	$4,677,511

(1)	All benefits are valued as of December 31, 2009. Equity valued using the FMV of $14.25 as of market close on December 31, 2009.

(2)	Amount includes the value of 2008 and 2009 Performance-Based RSUs, for which the performance periods are ongoing, pro-rated to the date of termination at target levels in accordance with the 2008 and 2009 long-term incentive compensation programs.

(3)	Amount includes the value of 2008 and 2009 Performance-Based RSUs, for which the performance periods are ongoing, at target levels in accordance with the 2008 and 2009 long-term incentive compensation programs.

(4)	The Qualified Savings Plan includes total employee and employer contributions to the ERSP.

(5)	The Non-Qualified Savings Plan represents employee contributions to the SRSP.

(6)	Lump sum cash severance payment of 2 times base salary plus annual bonus at target and a pro-rated annual bonus at target paid in accordance with the KMPP.

(7)	Vacation accrual does not include deduction for utilized paid time off for 2009.

DIRECTOR COMPENSATION

Non-employee members of the Board each receive cash compensation of $5,000 for each meeting of the Board attended in person and $2,500 for each such meeting attended telephonically. Each Board member also receives cash compensation for attendance at each meeting of a committee of the Board of which he or she is a member in the amount of $2,500 for each meeting attended in person and $1,250 for each such meeting attended telephonically. Each member of the Company’s Executive Committee receives cash compensation for attendance at each meeting of the Board (unless he or she is a Board member, in which case he or she receives no additional compensation in the capacity of Executive Committee member) and the Executive Committee in the amount of $2,500 for each meeting attended in person and $1,250 for each such meeting attended telephonically.

In connection with their employment by ST Telemedia and its affiliates, Messrs, Lee and Clontz assigned their rights to Board fees and retainers to a subsidiary of ST Telemedia. The Company reduces fee and retainer payments to non-U.S. resident directors by the amount of the applicable U.S. withholding taxes, although we will reimburse such directors up to $7,000 (including a tax gross-up) for the costs to engage a tax accountant to prepare their non-resident U.S. income tax returns.

Each member of the Board and/or the Executive Committee, each non-employee chairman of a Board committee and each member of the Government Security Committee also receives annual retainers in accordance with the following schedule (such retainers payable one-half in cash and one-half in common shares of the Company, subject to share availability):

•	Board Chairman Retainer: $100,000

•	Board Vice Chairman Retainer: $75,000

•	Retainer for Other Members of Board or Executive Committee: $50,000

•	Additional Retainer for Government Security Committee Members: $45,000

•	Additional Committee Chair Retainers:

•	Audit: $30,000

•	Compensation: $15,000

•	Nominating and Corporate Governance: $10,000

•	Executive: $10,000

•	Government Security: $10,000

The retainers of the Board Chairman, the Board Vice Chairman and the other members of the Board and the Executive Committee are, subject to share availability, payable one-half in cash and one-half in common shares of the Company.

In addition, on the date of each annual general meeting of shareholders, each member of the Board and/or the Executive Committee is granted restricted stock units with one year vesting valued at $80,000 based on the closing price of the Company’s common shares on such date.

On March 10, 2009, the Board amended the compensation program for the members of the Board and the Executive Committee for 2009. Under the amended program, the $80,000 restricted stock unit grant that would otherwise have been made in June 2009 was replaced with a combination of a $20,000 restricted stock unit grant and a $45,000 increase in the annual retainer. All retainers were paid in cash only for the rest of 2009. In addition, each element of cash compensation was reduced by 25% from April 1, 2009 through December 31, 2009 (excluding the $45,000 retainer increase, which already reflected such a reduction). On February 1, 2010, the Board reevaluated the compensation program for members of the Board and the Executive Committee and decided not to extend these changes to 2010.

Director Compensation Table

(a)	(b)	(c )	(d )	(e)	(f )	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
E C Aldridge Jr.	$179,063	$34,220	—	—	—	—	$213,283
Archie Clemins	$179,375	$34,220	—	—	—	—	$213,595
Steven T. Clontz(4)	$87,188	$34,220	—	—	—	—	$121,408
Donald L. Cromer	$150,625	$34,220	—	—	—	—	$184,845
Richard R. Erkeneff	$171,875	$34,220	—	—	—	—	$206,095
Jeremiah D. Lambert(4)	$89,375	$34,220	—	—	—	—	$123,595
Lee Theng Kiat	$121,250	$34,220	—	—	—	—	$155,470
Charles Macaluso	$127,813	$34,220	—	—	—	—	$162,033
Michael Rescoe	$152,500	$34,220	—	—	—	—	$186,720
Robert J. Sachs	$135,625	$34,220	—	—	—	—	$169,845
Peter Seah Lim Huat	$143,438	$40,469	—	—	—	—	$187,656
Lodewijk Christiaan van Wachem	$150,000	$46,718	—	—	—	$7,000	$203,718

(1)	The amounts shown in column (c) are the grant date fair values in respect of restricted stock units awarded to each Director, as determined pursuant to FASB ASC Topic 718, but modified to eliminate any reduction in the grant date fair value of the awards for the possibility of service-based forfeiture. Except as noted in the immediately preceding sentence, the fair value of the awards was determined using the valuation methodology and assumptions set forth in footnotes 2 and 17 to the Company’s consolidated financial statements included in its Form 10-K for the fiscal year ended December 31, 2009.

The number of outstanding stock awards and options for each director at December 31, 2009 is as follows:

	Stock Awards	Options*
E C Aldridge Jr.	3,920	—
Archie Clemins	3,920	—
Steven T. Clontz	3,920	12,000
Donald L. Cromer	3,920	—
Richard R. Erkeneff	3,920	—
Jeremiah D. Lambert	3,920	—
Lee Theng Kiat	3,920	222,000
Charles Macaluso	3,920	—
Michael Rescoe	3,920	—
Robert J. Sachs	3,920	—
Peter Seah Lim Huat	4,707	40,000
Lodewijk Christiaan van Wachem	5,494	—

*	Reflects shares issuable upon exercise of vested options granted by the STT Shareholder Group in the outstanding common shares of the Company held by the STT Shareholder Group.

The grant date fair value of each equity award granted in 2009, as determined pursuant to FASB ASC Topic 718 (but modified to eliminate any reduction for possibility of service-based forfeiture), was as follows:

	Award Type	Grant Date	Grant Amount	Grant Date Fair Value of Award
E C Aldridge Jr.	Retainer Shares	01/02/09	1,575	$12,505
	RSU (Time)	06/04/09	2,345	$21,715
Archie Clemins	Retainer Shares	01/02/09	1,575	$12,505
	RSU (Time)	06/04/09	2,345	$21,715
Steven T. Clontz	Retainer Shares	01/02/09	1,575	$12,505
	RSU (Time)	06/04/09	2,345	$21,715
Donald L. Cromer	Retainer Shares	01/02/09	1,575	$12,505
	RSU (Time)	06/04/09	2,345	$21,715
Richard R. Erkeneff	Retainer Shares	01/02/09	1,575	$12,505
	RSU (Time)	06/04/09	2,345	$21,715
Jeremiah D. Lambert	Retainer Shares	01/02/09	1,575	$12,505
	RSU (Time)	06/04/09	2,345	$21,715
Lee Theng Kiat	Retainer Shares	01/02/09	1,575	$12,505
	RSU (Time)	06/04/09	2,345	$21,715
Charles Macaluso	Retainer Shares	01/02/09	1,575	$12,505
	RSU (Time)	06/04/09	2,345	$21,715
Michael Rescoe	Retainer Shares	01/02/09	1,575	$12,505
	RSU (Time)	06/04/09	2,345	$21,715
Robert J. Sachs	Retainer Shares	01/02/09	1,575	$12,505
	RSU (Time)	06/04/09	2,345	$21,715
Peter Seah Lim Huat	Retainer Shares	01/02/09	2,362	$18,754
	RSU (Time)	06/04/09	2,345	$21,715
Lodewijk Christiaan van Wachem	Retainer Shares	01/02/09	3,149	$25,003
	RSU (Time)	06/04/09	2,345	$21,715

(2)	The retainer shares granted on January 2, 2009 vested immediately upon grant. The RSUs granted on June 4, 2009 will vest in their entirety on June 4, 2010. No dividends are payable on RSUs.

(3)	The amount shown for Mr. van Wachem includes payments for tax services aggregating $4,900 and related tax gross-up payments aggregating $2,100.

(4)	Messrs. Clontz and Lambert are members of the Executive Committee but are not members of the Board of Directors.

SECURITY OWNERSHIP

Directors and Executive Officers

The following table sets forth the beneficial ownership of the Company’s common shares as of May 10, 2010, for each director and each Named Executive Officer herein, and by all Directors, Executive Committee members and executive officers of the Company as a group. To our knowledge, each such shareholder has sole voting and investment power with respect to the shares shown, unless otherwise noted. For purposes of this table, an individual is deemed to have sole beneficial ownership of securities owned jointly with such individual’s spouse. Amounts appearing in the table below include (1) all common shares outstanding as of May 10, 2010, (2) all restricted stock units vesting within 60 days of May 10, 2010 and (3) all common shares issuable upon the exercise of options, warrants or other rights within 60 days of May 10, 2010.

	Owned Shares of Common Stock	Restricted Stock Units Vesting Within 60 days	Options Currently Exercisable Within 60 days		Total Stock and Stock Based Holdings	Percent of Class
E C Aldridge Jr.	21,752	2,345	—		24,097	*
Archie Clemins	20,752	2,345	—		23,097	*
Steven T. Clontz	19,752	2,345	12,000	(1)	34,097	*
Donald L. Cromer	19,752	2,345	—		22,097	*
Richard R. Erkeneff	23,252	2,345	—		25,597	*
Jeremiah D. Lambert	19,752	2,345	—		22,097	*
Lee Theng Kiat	18,275	2,345	222,000	(1)	242,620	*
Charles Macaluso	19,752	2,345	—		22,097	*
Michael Rescoe	19,752	2,345	—		22,097	*
Robert J. Sachs	19,752	2,345	—		22,097	*
Peter Seah Lim Huat	22,387	2,345	40,000	(1)	64,732	*
Lodewijk Christiaan van Wachem	29,238	2,345	—		31,583	*
John J. Legere	248,043	—	413,000	(2)	661,043	1.1%
John A. Kritzmacher	28,132	—	—		28,132	*
Héctor Alonso	35,383	—	—		35,383	—
David R. Carey	83,099	—	72,000	(2)	155,099	*
Daniel E. Enright	57,990	—	50,330	(2)	108,320	*
All Directors and executive officers as a group (25 persons)(3)	912,876	28,140	987,265		1,928,281	3.1%

*	Percentage of shares beneficially owned does not exceed one percent.
(1)	Reflects shares transferable upon exercise of vested options granted by the STT Shareholder Group in the outstanding common shares of the Company held by the STT Shareholder Group.
(2)	Reflects shares issuable upon exercise of vested options granted by the Company under the 2003 Global Crossing Limited Stock Incentive Plan.
(3)	For purposes of this table, we include two non-director members of our Executive Committee as well as the executive officers (in addition to the Named Executive Officers) identified in this proxy statement under the caption “Directors and Executive Officers.”

Certain Beneficial Owners

The following table sets forth, as of May 10, 2010, certain information regarding the beneficial ownership of the Company’s common shares by each person or entity who is known by us to beneficially own 5% or more of our common shares. As of May 10, 2010, 60,431,689 common shares and 18,000,000 Senior Preferred Shares were issued and outstanding. The Senior Preferred Shares are held by the STT Shareholder Group and are convertible into common shares on a one-for-one basis (subject to adjustment). The provisions governing the conversion rights of the Senior Preferred Shares can be found in the “Certificate of Designations” filed as Exhibit 4.2 to our 2003 annual report on Form 10-K.

	Common Stock		Preferred Stock
	Shares	Percent of Class	Shares	Percent of Class
STT Shareholder Group(1)	29,351,431	48.6%	18,000,000	100%
Fidelity Management and Research(2)	8,994,244	14.9%	—	—
Iridian Asset Management(3)	3,131,745	5.2%	—	—

(1)	Based on information provided in Amendment No. 13 to Schedule 13D filed by such shareholders on August 29, 2007 and on Form 4s filed by such shareholders on August 29, 2007, January 22, 2008 and September 8, 2008. STT Crossing Ltd. (“STT Crossing”) is an indirect subsidiary of Temasek Holdings (Private) Limited (“Temasek”), its ultimate parent entity, and is located at 10 Frere Felix de Valois Street, Port Louis, Mauritius. As of May 10, 2010, STT Crossing owned 29,351,431 common shares and 18,000,000 Senior Preferred Shares. Temasek, through its ultimate ownership of STT Crossing, may be deemed to have voting and dispositive power over all such shares; however, pursuant to Rule 13d-4 under the Exchange Act, Temasek expressly disclaims beneficial ownership of such shares. Including the 18,000,000 common shares into which such Senior Preferred Shares are convertible, the STT Shareholder Group beneficially owned 60.4% of the common shares as of May 10, 2010.

(2)

Based on information provided in Amendment No. 4 to Schedule 13G filed on behalf of such shareholders on February 16, 2010 by FMR LLC, a parent holding company, with a business address at 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 8,814,744 shares or 14.6% of the common shares outstanding of Global Crossing as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Mid Cap Stock Fund, amounted to 4,500,000 shares or 7.4% of the common shares outstanding. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 8,814,744 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), with a business address of 900 Salem Street, Smithfield, Rhode Island, 02917, is an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act. PGATC is the beneficial owner of 179,500 shares or less than 1% of the outstanding common shares of the Company as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 179,500 shares and sole power to vote or to direct the voting of 158,300 shares owned by the institutional accounts managed by PGATC as reported above.

(3)	Based on information provided in Amendment No. 3 to Schedule 13G filed by such shareholders on January 28, 2010. Iridian Asset Management LLC (“Iridian”) has direct beneficial ownership of 3,131,745 common shares or 5.2% of the outstanding shares in the accounts for which it serves as investment adviser under its investment management agreements. Iridian is majority owned by Arovid Associates LLC, a Delaware limited liability company owned and controlled by the following: 12.5% by Mr. David L. Cohen, 12.5% by Mr. Harold J. Levy, 37.5% by LLMD LLC, a Delaware limited liability company, and 37.5% by ALHERO LLC, a Delaware limited liability company. LLMD LLC is owned 1% by Mr. Cohen, and 99% by a family trust controlled by Mr. Cohen. ALHERO LLC is owned 1% by Mr. Levy and 99% by a family trust controlled by Mr. Levy. Messrs. Cohen and Levy may be deemed to possess beneficial ownership of the common shares beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian, and having the power to vote and direct the disposition of common shares as joint Chief Investment Officers of Iridian. Messrs. Cohen and Levy disclaim beneficial ownership of such shares. Messrs. Cohen and Levy disclaim beneficial ownership of such shares. The principal business address of Iridian and Messrs. Cohen and Levy is 276 Post Road West, Westport, CT 06880-4704.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on our records, during 2009, no officer, director or 10% or greater shareholder of the Company failed to properly report any purchase or sale of the Company’s common shares, except as noted below:

•

Each of Messrs. Legere, Barua, Carey, Christie, Enright, Klug, McShane and Mulhearn filed late a Form 4 on April 10, 2009 to report that performance conditions of certain performance-based restricted stock units awards previously granted were determined to have been met on March 10, 2009.

•

Each of Messrs. Legere, Barua, Carey, Christie, Enright, Higase, Klug, Kritzmacher, McShane and Mulhearn filed late a Form 4 on May 12, 2009 to report the granting of time based restricted stock units on April 15, 2009.

•	Ms. Pang filed a Form 3 Amendment on May 12, 2009 to report an understatement of 4,525 restricted stock units in the original Form 3 filed by her on May 8, 2009.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

All proposals of shareholders who wish to bring business before our 2011 Annual General Meeting of Shareholders must be received by us at our principal executive offices at Wessex House, 45 Reid Street, Hamilton HM12 Bermuda, not later than December 31, 2010, for inclusion in our proxy statement and form of proxy relating to such annual meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with applicable law.

Under the Companies Act of 1981 (Bermuda), any shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution which may properly be moved at a shareholders’ meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give us notice of the resolution at our registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in our bye-laws relating to shareholder proposals.

At this time, as described above, the STT Shareholder Group has the right to appoint eight of the ten members of our Board of Directors. These designation rights will in general control the nomination process for such designated members until the STT Shareholder Group’s share ownership percentage in the Company changes. However, with respect to the two Board seats not currently controlled by ST Telemedia’s designation rights, as well as any other Board seats that may cease to be governed by ST Telemedia’s designation rights in the future, the Board will consider Director candidates nominated by shareholders. Pursuant to Section 87(e) of our bye-laws, the shareholders are entitled to elect directors to any Board seats that have ceased being subject to ST Telemedia’s designation rights at the next meeting of shareholders. For a shareholder to nominate a Director for election at the 2010 Annual General Meeting of Shareholders, a notice executed by that shareholder (not being the person to be proposed) must be received by our Secretary as soon as practicable and in any event at least six weeks before the meeting at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. This notice should state the intention of that shareholder to propose such person for appointment and set forth as to each person whom the shareholder proposes to nominate for election (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class, series and number of shares of our common shares which are beneficially owned by such person, (iv) particulars which would, if such person were so appointed, be required to be included in our register of Directors and officers and (v) all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of Directors pursuant to the rules and regulations of the Commission under Section 14 of the Exchange Act, together with notice executed by such person of his or her willingness to serve as a Director if so elected.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Our Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual Directors or any group or committee of Directors, correspondence should be addressed to the Board of Directors or any such individual Directors or group or committee of Directors by either name or title. All such correspondence should be sent “c/o Secretary” at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Communications are distributed to the Board, or to any individual Directors as appropriate, depending on the facts and circumstances outlined in the communication. However, product complaints, inquiries or suggestions; résumés and other job inquiries; surveys; business solicitations or advertisements; and material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Board.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of this Proxy Statement and the Annual Report to multiple shareholders who share an address unless that nominee or Global Crossing has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the Annual Report to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of our proxy statements and annual reports, now or in the future, should submit their request to us by telephone at (800) 836-0342 or by submitting a request by e-mail to investors@globalcrossing.com or a written request to the Secretary, Wessex House, 45 Reid Street, Hamilton HM12 Bermuda. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov. You may also visit us at www.globalcrossing.com.

May 19, 2010

ANNEX A

2003 GLOBAL CROSSING LIMITED

STOCK INCENTIVE PLAN, AS AMENDED

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Subsidiaries in recruiting and retaining key individuals of outstanding ability and to motivate such individuals to exert their best efforts on behalf of the Company and its Subsidiaries by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key individuals will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Affiliate: With respect to any Person, any entity (i) that directly or indirectly controls, is controlled by or is under common control with such Person or (ii) in which such Person has a significant equity interest, in either case as determined by the Committee.

(b)	Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(c)	Board: The Board of Directors of the Company.

(d)	Capital Stock: (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, the issuing Person.

(e)	Cause: The Company or a Subsidiary having “cause” to terminate a Participant’s employment or service, as determined in accordance with the provisions of any existing employment, consulting or any other agreement between the Participant and the Company or a Subsidiary or, in the absence of such an employment, consulting or other agreement, upon (i) the reasonable determination by the Committee that the Participant has ceased to perform his duties to the Company or a Subsidiary (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his duties to such party, (ii) the Committee’s reasonable determination that the Participant has engaged or is about to engage in conduct materially injurious to the Company or an Affiliate, (iii) the Participant having been convicted of, or pleaded guilty or no contest to, a felony or any crime involving dishonesty or moral turpitude, (iv) the willful failure of the Participant to follow instruction of the Board or his direct superiors, (v) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or an Affiliate, other than inadvertent use or disclosure that does not cause injury to the Company, (vi) the Participant’s gross negligence in the performance of his or her duties on a recurring basis or under circumstances resulting in material injury to the Company or an Affiliate, (vii) the Participant’s willful misconduct in the performance of his or her duties, (viii) an act of fraud or dishonesty (excluding acts of dishonesty that are both immaterial and non-recurring) committed by the Participant against the Company or an Affiliate, (ix) the willful engaging by a Participant in any conduct which results in a suspension or other sanction by any governmental or other regulatory entity, excluding traffic violations and other minor civil offenses, or (x) a material violation by the Participant of any written policies of the Company or an Affiliate with regards to performance, conduct on the job or integrity, which violation is reasonably determined by the Committee to justify a termination of employment for Cause in accordance with the Company’s past practice and after providing the Participant with notice thereof and an opportunity to effectuate a cure of any violation capable of being cured.

(f)	Change in Control: The occurrence of any of the following: (a) any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder, is or becomes the beneficial owner, directly or indirectly, of 35% or more of the Voting Stock on a fully diluted basis (measured by voting power rather than number of shares) of the Company, and the Permitted Holders own, in the aggregate, a lesser percentage of the total Voting Stock on a fully diluted basis (measured by voting power rather than by number of shares) of the Company than such person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company, (b) during a period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Company, (c) the Company consolidates or merges with or into any other Person, other than pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property with the effect that the beneficial owners of the outstanding Voting Stock of the Company immediately prior to such transaction, beneficially own, directly or indirectly, more than 50% of the Voting Stock (measured by voting power rather than number of shares) of the surviving corporation immediately following such transaction or (d) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any person other than an Affiliate, a Permitted Holder or a person more than 50% of the Voting Stock (measured by voting power rather than by the number of shares) of which is owned, directly or indirectly, following such transaction or transaction by the Permitted Holders; provided, however, that sales, transfers, conveyances or other dispositions in the ordinary course of business of capacity on cable systems owned, controlled or operated by the Company or any Subsidiary or of telecommunications capacity or transmission rights acquired by the Company or any Subsidiary for use in business, including, without limitation, for sale, lease, transfer, conveyance or other disposition to any customer of the Company or any Subsidiary shall not be deemed a disposition of assets for purposes of this clause (d).

(g)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h)	Committee: The compensation committee of the Board established under the Bye-Laws of the Company, or if no such committee has yet been established, the Board. The Committee shall consist of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board. On and after the earlier of the Section 16 Effective Date or the 162(m) Effective Date, unless the Board is acting as the Committee or the Board or the Committee determines otherwise, each member of the Committee, if any, shall, at the time he takes any action with respect to an Option under the Plan, be an Eligible Director; provided that the participation in deliberations or discussions and abstention from voting on any action with respect to an Option under the Plan shall not be deemed to be the taking of any such action; and provided, further, that the mere fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Option granted by the Committee which Option is otherwise validly made under the Plan, even if such a Committee member takes action in respect of such Option.

(i)	Company: Global Crossing Limited, a Bermuda company incorporated under the name GC Acquisition Limited on August 23, 2002.

(j)	Continuing Directors: Individuals who on the Effective Date constituted the Board, together with any new directors whose (i) election by such Board or whose nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors of the Company then still in office who were either directors on the Effective Date or whose election or nomination for election was previously so approved or (ii) were designated by any one of the Permitted Holders or any combination thereof or were nominated or elected by any such Permitted Holder(s) or any of their designees.

(k)

Disability: The Company or a Subsidiary having cause to terminate a Participant’s employment or service on account of “disability,” as defined in any existing employment, consulting or any other agreement between the Participant and the Company or a Subsidiary or, in the absence of such an employment, consulting or other agreement, upon a Participant’s inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(e)(3) of the Code (or any successor section thereto). The determination whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

(l)	Effective Date: The date on which the “Closing” occurs under the Purchase Agreement, dated as of August 9, 2002, among the corporation then known as Global Crossing Ltd., the corporation then known as Global Crossing Holdings Ltd., Singapore Technologies Telemedia Pte Ltd. and Hutchison Telecommunications Limited, as amended from time to time.

(m)	Eligible Director: A person who is (i) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act, or a person meeting any similar requirement under any successor rule or regulation and (ii) an “outside director” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder; provided, however, that clause (i) shall apply only on and after the Section 16 Effective Date and clause (ii) shall apply only on and after the 162(m) Effective Date.

(n)	Exchange Act: The Securities Exchange Act of 1934, as amended.

(o)	Fair Market Value: on a given date, the closing price of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no composite tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the per Share closing bid price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith. If no sale of Shares shall have been reported on such composite tape or such national securities exchange on such date or quoted on the National Association of Securities Dealer Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

(p)	ISO: An Option that is also an incentive stock option (within the meaning of Section 422 of the Code) granted pursuant to Section 6(d) of the Plan.

(q)	LSAR: A limited stock appreciation right granted pursuant to Section 7(d) of the Plan.

(r)	162(m) Effective Date: The first date on which Awards granted under the Plan do not qualify for an exemption from the deduction limitations of Section 162(m) of the Code on account of an exemption, or a transition or grandfather rule.

(s)	Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(t)	Option: A stock option granted pursuant to Section 6 of the Plan.

(u)	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(v)	Participant: An individual who is selected by the Committee to participate in the Plan; provided that such individual must be (i) a common law employee of the Company or any of its Subsidiaries, (ii) a director of the Company or any of its Subsidiaries, or (iii) a consultant or advisor to the Company or any of its Subsidiaries who is entitled to participate in an “employee benefit plan” within the meaning of 17 CFR § 230.405 (which, as of the Effective Date, includes those who (A) are natural persons and (B) provide bona fide services to the Company or any of its Subsidiaries other than in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities).

(w)	Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(x)	Permitted Holder: Singapore Technologies Telemedia Pte Ltd., a company organized under the laws of Singapore, and its Subsidiaries and Affiliates.

(y)	Person: Any individual, corporation, partnership, joint venture, limited liability company, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

(z)	Plan: The 2003 Global Crossing Limited Stock Incentive Plan.

(aa)	Section 16 Effective Date: The first date on which the executive officers and directors of the Company become subject to Section 16 of the Exchange Act.

(bb)	Securities Act: The Securities Act of 1933, as amended.

(cc)	Shares: Shares of the Company’s common stock, par value U.S.$0.01 per Share.

(dd)	Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(ee)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(ff)	Voting Stock: As of any date means the Capital Stock of any such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

3.	Shares Subject to the Plan

Subject to Section 9(a), the total number of Shares that may be issued under the Plan is 19,378,261. Subject to Section 9(a), the maximum number of Shares for which Options and Stock Appreciation Rights may be granted during a calendar year to any Participant shall be 1,000,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse without the Participant having received any benefit therefrom may be granted again under the Plan. For purposes of the foregoing sentence, a Participant shall not be deemed to have received any “benefit” in the case of forfeited restricted Shares by reason of having enjoyed voting rights and dividend rights prior to the date of forfeiture. Notwithstanding anything to the contrary in this Section 3 or elsewhere in the Plan, Shares withheld from the number of Shares otherwise issuable pursuant to the exercise or settlement of an Award after January 1, 2009 in order to satisfy any required tax withholding or payroll taxes in respect thereof (as determined in accordance with Section 4(b)) shall be deemed to have never been issued for purposes of the Plan and to be fully available for future Awards.

4.	Administration

(a) The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the

Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(b) The Committee shall require a Participant to pay to the Company or any Subsidiary and the Company or any Subsidiary shall have the right and is hereby authorized to withhold from any Shares or other property deliverable under any Award or from any compensation or other amounts owing to a Participant the amount (in cash, Shares or other property) of any required tax withholding and payroll taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Without limiting the generality preceding sentence, unless otherwise provided in an Award agreement, a Participant may satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required withholding liability) by (i) delivery of Shares owned by the Participant with a Fair Market Value equal to such withholding liability; provided such Shares meet such criteria as the Committee shall from time to time establish in light of accounting and other considerations (e.g., (x) that such Shares have been held by the Participant free and clear for at least six months prior to their use to pay the exercise price, (y) that they have been purchased by the Participant in other than a compensatory transaction, or (z) that they meet any other requirements for “mature” shares under generally acceptable accounting principles as may exist on the exercise date, as determined by the Committee) or (ii) having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise or settlement of the Award a number of Shares with a Fair Market Value equal to such withholding liability.

(c) Unless the Committee expressly provides otherwise in an Award agreement, in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, for such period as the Company or its underwriters may request and subject to such other provisions as the Committee may deem necessary or desirable, the Participant shall not, directly or indirectly, voluntarily sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Plan without the prior written consent of the Company or its underwriters.

5.	Limitations

(a) No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date; provided, however, that the administration of the Plan shall continue in effect until all matters relating to the payment of Awards previously granted have been settled.

(b) Notwithstanding any provision of the Plan to the contrary, no Award shall be granted to a Participant with a purchase price of less than U.S.$10.16 per share prior to the date on which the Shares are listed on a U.S. national stock exchange or on the Nasdaq National Market or Nasdaq Small Cap Market.

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, nonqualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted; provided, however, that that in no event shall an Emergence Option be granted under the Plan with an Option Price per Share of less than U.S.$10.16. For purposes hereof, “Emergence Option” shall mean one of the Options issued on or about the Effective Date covering approximately 2.2 million Shares.

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)	Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant in cash or its equivalent (e.g., by check). Notwithstanding the preceding sentence, if the applicable Award agreement so provides, the purchase price for the Shares as to which an Option is exercised may be satisfied by (i) Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided such Shares meet such criteria as the Committee shall from time to time establish in light of accounting and other considerations (e.g., (x) that such Shares have been held by the Participant free and clear for at least six months prior to their use to pay the exercise price, (y) that they have been purchased by the Participant in other than a compensatory transaction, or (z) that they meet any other requirements for “mature” shares under generally acceptable accounting principles as may exist on the exercise date, as determined by the Committee); (ii) a combination of cash or its equivalent and “mature” Shares; or (iii) the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the shares being purchased in accordance with any rules as the Committee may establish in its sole discretion. Notwithstanding the foregoing, payment in the manner prescribed by the preceding sentence shall not be permitted to the extent that the Committee determines that payment in such manner may result in an extension or maintenance of credit in the form of a personal loan to or for any director or executive officer of the Company that is prohibited by Section 13(k) of the Exchange Act or other applicable law. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan. If and to the extent permitted by the Committee, a Participant may elect to defer receipt of the Shares in respect of which an Option is exercised pursuant to any deferred compensation plan of the Company which contemplates such deferral.

(d)	ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who, at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any “parent corporation” (within the meaning of Section 424(e) of the Code) or any Subsidiary, unless (i) the Option Price per Share for such ISO is no less than 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. To the extent the aggregate Fair Market Value (determined as of the date of grant) of Shares for which ISO is exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds U.S.$100,000, such excess ISOs shall be treated as non-qualified stock options to the extent required by the Code. Notwithstanding any other provision of this Plan to the contrary, to the extent required by the Code no Option shall be treated as an ISO unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(i) of the Code; provided that any Option intended to be an ISO shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a nonqualified stock option unless and until such approval is obtained.

(e)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares sufficient to fully satisfy the obligation from the Shares acquired by the exercise of the Option.

7.	Terms and Conditions of Stock Appreciation Rights

(a)	Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or, except in the case of an ISO, at any time after the related Option is granted but prior to the exercise or cancellation of the related Option, (B) shall cover the same Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)	Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option or (ii) the minimum amount permitted by applicable laws, rules, bye-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment by the Company shall be made in Shares or in cash or its equivalent, or partly in Shares and partly in cash or its equivalent (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)	Limitations. The Committee may impose, in its sole discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit. Except as otherwise provided in the case of Stock Appreciation Rights granted in connection with Options, a Stock Appreciation Right shall expire on a date designated by the Committee which is not later than ten years after the date of grant of the Stock Appreciation Right.

(d)	Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.

8.	Other Stock-Based Awards

(a)	Generally. The Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). The terms and conditions of all Other Stock-Based Awards shall be reflected in a written Award agreement.

(b)	Restricted Shares. Each Participant who receives an Other Stock-Based Award in the form of restricted Shares (“Restricted Shares”) shall execute and deliver to the Company an Award agreement with respect to the Restricted Shares which sets forth the restrictions applicable to such Restricted Shares. If the Committee determines that the Restricted Shares shall be held in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee and (ii) the appropriate blank stock powers with respect to the Restricted Shares covered by such agreement. If a Participant shall fail to execute a Restricted Share agreement and, if applicable, an escrow agreement and stock powers, the Award shall be null and void. Subject to the restrictions imposed by the Committee, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Shares, including the right to vote such Restricted Shares. At the discretion of the Committee, cash dividends and stock dividends with respect to the Restricted Shares may be either currently paid to the Participant or withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular Restricted Share (and earnings thereon, if applicable) shall be distributed to the Participant upon the release of restrictions on such Share and, if such Share is forfeited, the Participant shall have no right to such cash dividends or stock dividends.

Each certificate representing Restricted Shares awarded under the Plan shall bear the following legend (or a legend to the effect of the following) until the lapse of all restrictions with respect to such Restricted Shares:

Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of the 2003 Global Crossing Limited. Stock Incentive Plan and a Restricted Share Award Agreement, dated as of             , between Global Crossing Limited and             . A copy of such Agreement is on file at the offices of Global Crossing Limited.

Stop transfer orders shall be entered with the Company’s transfer agent and registrar against the transfer of legended securities.

(c)

Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted by the Committee on or after the 162(m) Effective Date under this Section 8 may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; and (xix) cash on hand. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be (x) with respect to Performance-Based Awards that are granted in shares, 500,000 shares and (y) with respect to Performance-Based Awards that are not granted in shares, U.S.$10,000,000. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until the Committee makes such certification. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code and the applicable Award agreement, elect to defer payment of a Performance-Based Award.

9.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)	Generally. Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of Shares subject to all Awards stated in Section 3 and the maximum number of Shares with respect to which any one person may be granted Options or Stock Appreciation Rights during any period stated in Section 3 or any one person may be granted Performance-Based Awards during any period stated in Section 8(c) shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a Share or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Shares or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.

(b)

Change in Control. Except as otherwise provided in an Award agreement, in the event of a Change in Control, the Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Award (including, without limitation, (i) the acceleration of an Award, (ii) the payment of cash, Shares or any combination thereof, in exchange for the cancellation of an Award and/or (iii) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted hereunder) as of the date of the consummation of the Change in Control.

10.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the employment or service or consulting relationship of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the employment or service or consulting relationship of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.	Nontransferability of Awards

(a) Each Award shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, a Subsidiary or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b) Notwithstanding Section 12(a), the Committee may in the applicable Award agreement or at any time after the date of grant of an Award in an amendment to an Award agreement provide that an Award (other than an Award of an Option which is intended to qualify as an ISO) may be transferred by a Participant without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to:

(i)	any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 (collectively, the “Immediate Family Members”);

(ii)	a trust solely for the benefit of the Participant and his or her Immediate Family Members;

(iii)	a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or

(iv)	any other transferee as may be approved either (x) by the Board or the Committee in its sole discretion, or (y) as provided in the applicable Award agreement;

(each transferee described in clauses (i), (ii), (iii) and (iv) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan and any applicable Award agreement.

(c) The terms of any Award transferred in accordance with the immediately Section 12(b) shall apply to the Permitted Transferee and any reference in the Plan or in an Award agreement to an optionee or Participant shall be deemed to refer to the Permitted Transferee, except that (i) Permitted Transferees shall not be entitled to transfer any Awards, other than by will or the laws of descent and distribution; (ii) Permitted Transferees shall not be entitled to exercise any transferred Awards which are Options unless there shall be in effect a registration statement on an appropriate form covering the shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate, (iii) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise, and (iv) the consequences of termination of the Participant’s employment by, or services to, the Company or a Subsidiary under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, following which Awards which are Options or Stock Appreciation Rights shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.

13.	Amendments or Termination

(a) The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax, regulatory, exchange or other listing requirements applicable to the Plan (including as necessary to prevent Options, Stock Appreciation Rights or Performance-Based Awards granted under the Plan on or after the 162(m) Effective Date from failing to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code); and provided further that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding anything to the contrary herein, the Board may not amend, alter or discontinue the provisions relating to Section 9(b) of the Plan after the occurrence of a Change in Control.

(b) The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding any other provisions in the Plan to the contrary, in no event shall the Committee reprice or regrant options or Stock Appreciation Rights at an exercise price below the original exercise price applicable to such Award.

14.	International Participants

Notwithstanding any provisions of the Plan to the contrary, Awards may be granted to Participants who reside or are employed outside of the United States of America on such terms and conditions as the Committee determines, in its sole discretion, are necessary or advisable to achieve the purposes of the Plan or to comply with foreign law, including, without limitation, the establishment of subplans under this Plan. Any subplans or other modifications to Plan terms, conditions or procedures established under or adopted pursuant to this Section 14 by the Committee shall be attached to this Plan document as Appendices.

15.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

16.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date. On and after the 162(m) Effective Date the validity and exercisability of any and all Awards granted thereafter pursuant to the Plan are contingent upon approval of the Plan by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of (i) Section 162(m) of the Code (unless an exception or grandfather rule applies, or Awards are otherwise exempt from the application of Section 162(m) of the Code).

17.	Government and Other Regulation

The obligation of the Company to make payment of Awards in Shares or otherwise or to issue Shares upon the exercise of Options or other Awards shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any Shares pursuant to an Award unless such Shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. If the Shares offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such Shares and may legend the stock certificates representing such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

18.	Miscellaneous

(a) Awards to a Participant under the Plan also may be subject to such other provisions (whether or not applicable to the benefit awarded to any other Participant) as the Committee determines appropriate including, without limitation, provisions for the forfeiture of or restrictions on resale or other disposition of Shares acquired under any Award, provisions giving the Company the right to repurchase Shares acquired under any Award in the event the Participant elects to dispose of such Shares, provisions allowing the Participant to elect to defer the receipt of payment in respect of Awards for a specified period or until a specified event, and provisions to comply with Federal and state securities laws and Federal and state tax withholding requirements. Any such provisions shall be reflected in the applicable Award agreement.

(b) Each Participant may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(c) If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefore.

(d) No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bye-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(e) No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Holders shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(f) Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(g) Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than himself.

(h) No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary except as otherwise specifically provided in such other plan.

(i) The expenses of administering the Plan shall be borne by the Company and its Affiliates.

(j) Masculine pronouns and other words of masculine gender shall refer to both men and women.

(k) The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(l) If any provision of the Plan or any Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

As Adopted By the Board of Directors of

Global Crossing Limited at a Meeting

Held on December 8, 2003;

Amended by the Board of Directors at a Meeting

Held on April 7, 2004 and Approved at a Meeting

of the Shareholders on December 14, 2004;

Further Amended by the Board of Directors at a Meeting

Held on April 22, 2005 and Approved at a Meeting

of the Shareholders on June 14, 2005;

Further Amended by the Board of Directors at a Meeting

Held on April 12, 2007 and Approved at a Meeting

of the Shareholders on June 12, 2007;

Further Amended by the Board of Directors at a Meeting

Held on October 16, 2008 and Approved at a Meeting

of the Shareholders on December 10, 2008; and

Further Amended by the Board of Directors at a Meeting

Held on February 5, 2009, subject to approval

of the Shareholders.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on July 8, 2010 at 10:00 a.m., Eastern Daylight Time

Our Proxy Statement and Annual Report on Form 10-K are available at

http://www.edocumentview.com/glbc

The following proxy materials are available for you to review at http://www.edocumentview.com/glbc:

•	our 2010 Proxy Statement;

•	the proxy card;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•	any amendments to the foregoing materials that are required to be furnished to shareholders.

The annual general meeting of shareholders will be held at:

Omni Berkshire Place

21 East 52nd Street (at Madison Avenue)

New York, New York.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Global Crossing Limited

Proxy for Annual General Meeting of Shareholders

July 8, 2010

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John J. Legere and Mitchell C. Sussis, and each of them, with power of substitution, as proxies at the annual general meeting of shareholders of GLOBAL CROSSING LIMITED to be held on July 8, 2010, and at any adjournment thereof, and to vote shares of stock of the company which the undersigned would be entitled to vote if personally present.

This proxy will be voted as directed with respect to the proposals referred to in Items 1, 2, 3 and 4 on the reverse side, but in the absence of such direction this proxy will be voted FOR the proposals referred to in Items 1 – 4.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE VOTED ON REVERSE SIDE

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on July 8, 2010.

Vote by Internet

•    Log on to the Internet and go to www.envisionreports.com/GLBC

•    Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual General Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. To elect two members of the Board of Directors:

	For	Withhold		For	Withhold
01 - Charles Macaluso	☐	☐	02 - Michael Rescoe	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To amend the 2003 Global Crossing Limited Stock Incentive Plan.	☐	☐	☐	3.	To approve the Global Crossing Limited Senior Executive Short-Term Incentive Compensation Plan.	☐	☐	☐

		For	Against	Abstain

4.	To appoint Ernst & Young LLP as the independent registered public accounting firm of Global Crossing for the year ending December 31, 2010 and to authorize the Audit Committee to determine their remuneration.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box